Exhibit 4.1

INDENTURE

Dated as of January 30, 2026

Among

VELOCITY COMMERCIAL CAPITAL, LLC,

as the Issuer

THE GUARANTOR NAMED ON THE SIGNATURE PAGES HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as the Trustee

9.375% SENIOR NOTES DUE 2031

i

SECTION 12.08.	Waiver of Jury Trial	109
SECTION 12.09.	Force Majeure	109
SECTION 12.10.	No Adverse Interpretation of Other Agreements	109
SECTION 12.11.	Successors	109
SECTION 12.12.	Severability; Entire Agreement	109
SECTION 12.13.	Counterpart Originals	109
SECTION 12.14.	Table of Contents, Headings, etc.	110
SECTION 12.15.	U.S.A. Patriot Act	110

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Certificate of Acquiring Institutional Accredited Investor
Exhibit E	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit F	Form of Free Transferability Certificate

v

INDENTURE, dated as of January 30, 2026, between Velocity Commercial Capital, LLC, a California limited liability company (the “Issuer”), the Guarantors party hereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $500,000,000 aggregate principal amount of its 9.375% Senior Notes due 2031 (the “Initial Notes”); and

WHEREAS, the Issuer and Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, Guarantors and Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means a Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend, the ERISA Legend and, if applicable, the OID Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2027 Notes” means the Issuer’s 7.125% Senior Secured Notes due 2027 and any guarantees thereof.

“2029 Notes” means the Issuer’s 9.875% Senior Secured Notes due 2029 and any guarantees thereof.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Parent or at the time it merges or consolidates with Parent or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person or secured by a Lien encumbering any asset acquired by such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Parent or such acquisition, merger or consolidation.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01, 4.09 and 4.17 after the Issue Date.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agency” means each of Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Housing Administration, the United States Department of Veteran Affairs and the United States Department of Agriculture, and other similar governmental agencies or government sponsored programs, and any successors to any of the foregoing.

“Agency Program” mean any securities program or securitization program sponsored by an Agency.

“Agency Remedial Actions” means, with respect to any Regulated Subsidiary Guarantor, (i) an Agency imposing any penalty, monetary or otherwise, on such Regulated Subsidiary Guarantor, (ii) an Agency subjecting such Regulated Subsidiary Guarantor to additional financial or operational requirements, (iii) an Agency placing additional restrictions on such Regulated Subsidiary Guarantor’s participation in any Agency Program or (iv) an Agency requiring such Regulated Subsidiary Guarantor to undertake or perform any other remedial action, which in each case, would, in the good faith determination of Parent, have a Material Adverse Effect on the business, operations, financial position or profitability of such Regulated Subsidiary Guarantor, either on a stand-alone basis or on a consolidated basis with its subsidiaries.

“Agency Requirements” means, with respect to any Regulated Subsidiary Guarantor, (i) with respect to any issuer, seller, servicer and/or similar status applicable to an Agency (or an Agency Program) and held by such Regulated Subsidiary Guarantor or which such Regulated Subsidiary Guarantor desires to obtain, any requirements or standards that must be satisfied by such Regulated Subsidiary Guarantor in order for such Regulated Subsidiary Guarantor to obtain, maintain or be in compliance with such status or to not be subject to any Agency Remedial Action and (ii) the obligations of such Regulated Subsidiary Guarantor under any written agreement between the Regulated Subsidiary Guarantor and an Agency.

“Agent” means any Registrar or Paying Agent and its successors and assigns.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess, if any, of:

(1) the present value at such redemption date of the sum of (A) the redemption price of such Note at February 15, 2028 (such redemption price being set forth in Section 3.07(c)) plus (B) all required interest payments due on such Note through February 15, 2028 (excluding accrued but unpaid interest, if any, to, but excluding, such redemption date), such present value to be computed on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then outstanding principal amount of such Note.

The Applicable Premium shall be calculated by the Issuer, and the Trustee shall have no responsibility to verify such amount.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole, other than any Required Asset Sale, will be governed by the provisions of Section 4.14 and/or Section 5.01 and not by the provisions of Section 4.10; provided, further, that a transaction otherwise meeting the requirements of an “Asset Sale” under this definition will be deemed to be an Asset Sale notwithstanding its treatment under GAAP; and

(2) the issuance or sale of Equity Interests in any of Parent’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of (i) $35.0 million and (ii) 0.5% of Total Assets of Parent and its Restricted Subsidiaries;

(2) a transfer of assets between or among Parent and any Restricted Subsidiary of Parent;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Parent to Parent or to another Restricted Subsidiary of Parent;

(4) the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(5) the sale, conveyance or other disposition of Investments or other assets and disposition or compromise of Mortgage Loans or receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for Mortgage Loans serviced, acquired and/or originated by Parent or any of its Restricted Subsidiaries;

(6) the modification of any Mortgage Loans owned or serviced by Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(7) a Restricted Payment that does not violate Section 4.07 or a Permitted Investment or a Permitted Lien;

(8) disposals, liquidations or replacements of damaged, worn out or obsolete equipment or other assets no longer used or useful in the business of Parent and its Restricted Subsidiaries, in each case the ordinary course of business;

(9) a sale, conveyance or other disposition of Equity Interests of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the primary assets of which are cash and Cash Equivalents);

(10) any sale or other disposition of a minority interest in any Person that is not a Subsidiary and that constituted a Restricted Payment or Permitted Investment; provided that (x) the majority interests in such Person shall also be concurrently sold or transferred on the same terms and the holder or holders of such majority interests shall have required such sale or disposition of such minority interest pursuant to the exercise of any applicable drag-along rights and (y) the Net Proceeds from the sale or transfer of such minority interest are applied in accordance with Section 4.10;

(11) any lease or license of real and personal property in the ordinary course of business;

(12) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(13) dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(14) inventory (or other assets) sold, leased or licensed in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued);

(15) the sale, lease, conveyance or other disposition of any assets or rights required or advisable as a result of statutory or regulatory changes or requirements (including any settlements with any regulatory agencies) as determined in good faith by the senior management of Parent; provided that any cash or Cash Equivalents received must be applied as Net Proceeds in accordance with Section 4.10;

(16) any unwinding of any Currency Agreement or Permitted Hedging Transaction;

(17) the sales, transfers or other contributions of advances, Mortgage Loans, portfolios of Mortgage Loans, customer receivables, mortgage related securities or other assets, in each case, in the ordinary course of business, the sale of accounts receivable or other assets that by their terms convert into cash in the ordinary course of business, or any sale of securities in respect of additional fundings under reverse mortgage loans in the ordinary course of business;

(18) sales, transfers or contributions of Securitization Assets or Residual Interests to Securitization Entities in connection with Permitted Securitization Indebtedness and sales or transfers of Securitization Assets or REO Assets in accordance with the terms of the applicable Securitization;

(19) sales, transfers or contributions of assets described in the definition of “Warehouse Facility,” including sales of Mortgage Loans pursuant to repurchase agreements, in connection with Permitted Warehouse Indebtedness;

(20) sales, transfers or contributions of assets (including, without limitation, Mortgage Loans and related assets) made to repay, reduce, Refinance, extend, replace or otherwise satisfy any Permitted Warehouse Indebtedness;

(21) dispositions of Residual Interests pursuant to transactions contemplated by clause (4) of the definition of “Permitted Investments”;

(22) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted Section 4.14;

(23) the issuance of Equity Interests of a Restricted Subsidiary in connection with equity incentive programs for directors, officers, employees or consultants or other service providers to such Restricted Subsidiary;

(24) abandonment, cancellation or disposition of any intellectual property in the ordinary course of business; and

(25) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Parent, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (excluding working capital or current assets) of Parent or any of its Restricted Subsidiaries for the assets or Capital Stock of a Person conducting a Permitted Business; provided that, in the case of any such exchange for Capital Stock of a Person conducting a Permitted Business, such Person is or becomes a Restricted Subsidiary or such Capital Stock is a Permitted Investment; provided, further, that any Unrestricted Cash received must be applied as Net Proceeds in accordance with Section 4.10.

“Attributable Debt” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the interest rate per annum implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by Parent) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.” In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, foreign or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof, including, but not limited to, the audit committee.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; or

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests (whether general or limited) of such Person,

but, in each case, excluding any debt security that is convertible or exchangeable for Capital Stock.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) Dollars;

(2) in the case of any Foreign Subsidiary of Parent that is a Restricted Subsidiary of Parent, such local currencies held by such Foreign Subsidiary of Parent from time to time in the ordinary course of business;

(3) securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness);

(4) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(5) certificates of deposit with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Moody’s or S&P rating of “B” or better;

(6) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within twelve months after the date of acquisition; and

(8) money market funds (i) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition or (ii) that comply with the criteria under Rule 2a-7 of the Investment Company Act of 1940 and are rated at least AAA by S&P or Aaa by Moody’s.

In the case of Investments by any Foreign Subsidiary of Parent that is a Restricted Subsidiary of Parent, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (3) through (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (3) through (8) and in this paragraph.

“Change of Control” means the occurrence of any of the following:

(1) the Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy or written notice, the accuracy of which has been confirmed by the Parent) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than the Parent or any of its Subsidiaries or one of more Permitted Holders, is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of Voting Stock of the Parent representing more than 50% of the combined voting power of all of the outstanding Voting Stock of the Parent; or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one transaction or a series of related transactions, of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole (other than the sale, assignment, transfer, lease, conveyance or other disposition of Mortgage Loans, portfolios of Mortgage Loans, advances, mortgage-related securities, Securitization Assets or REO Assets, or other securities or assets, in each case in the ordinary course of business or consistent with past practice) to any Person (other than the Parent or one or more Subsidiaries of the Parent or one or more Permitted Holders).

Notwithstanding the foregoing, (I) the reference in clause (2) of the immediately preceding paragraph to sales, assignments, transfers, leases, conveyances or other dispositions of Mortgage Loans, portfolios of Mortgage Loans, advances, mortgage-related securities, Securitization Assets or REO Assets, or other securities or assets in the ordinary course of business or consistent with past practice shall include, without limitation, any sales, assignments, transfers, leases, conveyances or other dispositions of Mortgage Loans, portfolios of Mortgage Loans, advances, mortgage-related securities, Securitization Assets or REO Assets, or other securities or assets (1) that are made to any Securitization Entity in connection with a Securitization or are made pursuant to a Warehouse Facility, and (2) that the Parent in good faith determines to be consistent with past practice of the Parent or any of its Subsidiaries or to reflect customary or accepted practice in the businesses, industries or markets in which the Parent or any of its Subsidiaries operates or reasonably expects to operate or that reflect reasonable extensions, evolutions or developments of any of the foregoing (including, without limitation, by way of new transactions or structures), and as a result, none of the foregoing shall constitute a Change of Control, (II) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, and (III) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement.

For purposes of this definition, any direct or indirect holding company of Parent shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence on any date of both a Change of Control and a Rating Event.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors and/or assigns.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Income” shall mean, for any period, the aggregate of the net income (loss) of the Parent, and its Restricted Subsidiaries, determined in accordance with GAAP for such period on a consolidated basis; provided, however, that, without duplication:

(A) (x) any net after-tax write-offs or extraordinary, unusual or nonrecurring gains or losses and any net after-tax gains or losses (in each case less all fees and expenses related thereto), in each case, that (i) are in respect of purchases of all remaining outstanding asset-backed securities of any Securitization Issuer Entity consistent with the terms of the related Permitted Securitization Indebtedness, (ii) constitute non-cash gains or losses and (iii) are in respect of fees and expenses that were paid in cash in a prior period or (y) any other net after-tax write-offs or extraordinary, unusual or nonrecurring income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, relocation expenses and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of the Parent, the Issuer or any of their Subsidiaries, any Investment, acquisition or Indebtedness not prohibited by this Indenture (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the issuance of the Notes), in each case, shall be excluded;

(B) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(C) any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Parent) shall be excluded;

(D) any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto and deferred financing costs written off and premiums paid) attributable to the refinancing, modification of or early extinguishment of Indebtedness (including obligations under Hedging Agreements) and any non-cash gains and losses attributable to movement in the mark-to-market valuation of rights and obligations under Hedging Agreements pursuant to Financial Accounting Standards Board Statement No. 133 shall be excluded;

(E) (x) the net income (loss) for such period of any Person that is accounted for by the equity method of accounting shall be included in Consolidated Net Income only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Parent or a Restricted Subsidiary thereof in respect of such period and (y) the Consolidated Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person in excess of the amounts included in clause (x);

(F) the net income for such period of any Subsidiary (that is not a Warehouse Facility Entity or a Securitization Entity) of the Parent shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (provided that the net loss of any such Subsidiary shall be included to the extent funds are disbursed by such Person or any other Subsidiary of such Person in respect of such loss and that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Subsidiary to the Parent or one of its Restricted Subsidiaries in respect of such period to the extent not already included therein);

(G) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(H) any non-cash charges from the application of the purchase method of accounting in connection with any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income shall be excluded;

(I) any non-cash expenses, any gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses shall be excluded; provided that there shall not be excluded pursuant to this clause (I) (a) any non-cash expense to the extent it represents an accrual of or a reserve for cash expenditures in any future period or amortization of a prepaid cash item that was paid in a prior period and (b) any non-cash expense that results from the write-down or write-off of assets or the impairment of property, plant, equipment, goodwill, intangibles or other long-lived assets; and

(J) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, any restricted stock plan or other rights to officers, directors and employees of the Parent, the Issuer or any of their Subsidiaries shall be excluded.

“Corporate Trust Office” of the Trustee shall be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Parent, any of its subsidiaries, or any Securitization Entity or Warehouse Facility Entity for the purpose of providing credit support (that is reasonable and customary for such Indebtedness under then-prevailing market terms for such Indebtedness) with respect to any Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness.

“Currency Agreement” means, with respect to any specified Person, any foreign exchange contract, currency swap agreement, futures contracts, options on futures contracts or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency values.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A hereto bearing the Definitive Note Legend and the ERISA Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Definitive Note Legend” means the legend set forth in Section 2.06(g)(v) to be placed on all Definitive Notes issued under this Indenture.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of any noncash consideration received by Parent or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officer’s Certificate executed by the principal financial officer of Parent or such Restricted Subsidiary at the time of such Asset Sale less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or similar event) on or prior to the final maturity date of the Notes.

“Dollar” or “$” means the lawful money of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale by Parent of Equity Interests of Parent (other than Disqualified Capital Stock and other than to a Subsidiary of Parent).

“ERISA Legend” means the legend set forth in Section 2.06(g)(vi) to be placed on all Notes issued under this Indenture.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system and its successors and/or assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contributions” means net cash proceeds or marketable securities received by Parent from contributions to its common equity capital(including contributions received from the sale of Equity Interests) designated as Excluded Contributions pursuant to an Officer’s Certificate on or prior to the date such capital contributions are made.

“Excluded Subsidiary” means (i) any Foreign Subsidiary; any Subsidiary of Parent that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code (“CFC”); any Subsidiary of Parent that is a CFC; and any Subsidiary of Parent that is a Subsidiary of a CFC, (ii) any Subsidiary of Parent that is not a Material Subsidiary; (iii) any Subsidiary of Parent (a) constituting a mutual fund, unregistered investment fund or other investment company (including any statutory trust constituted for such purpose) or (b) that is a CFTC-registered introducing broker or a FINRA-member broker-dealer; (iv) any Subsidiary of Parent to the extent that the provision by such Subsidiary of a guarantee in respect of the Notes (a) is prohibited or restricted by (1) applicable law, rule or regulation or (2) any contractual obligation existing on the Issue Date for so long as such prohibition or restriction is in effect (or, with respect to any Subsidiary acquired after the Issue Date, on the date such Subsidiary is so acquired, so long as such contractual obligation was not incurred in contemplation of such investment and for so long as such prohibition or restriction is in effect) or (b) would require consent, approval, license or authorization by any governmental or regulatory authority or by Fannie Mae, Freddie Mac or Ginnie Mae unless such consent, approval, license or authorization has been received; (v) any Subsidiary that is a captive insurance company; (vi) any Unrestricted Subsidiary; (vii) any Securitization Entity; (viii) any Warehouse Facility Entity; or (ix) any Regulated Entity. For the avoidance of doubt, in no event shall the Issuer constitute an Excluded Subsidiary, and the exception set forth in clause (iv)(a)(2) above shall not apply to any Refinancing of Indebtedness existing on the Issue Date containing a contractual obligation prohibiting or restricting a guarantee.

“Existing Debt” means, collectively the Existing Notes and the Existing Warehouse Facilities.

“Existing Notes” means (i) the Issuer’s 2027 Notes and (ii) the Issuer’s 2029 Notes.

“Existing Warehouse Facilities” means the Warehouse Facilities of Parent and its Restricted Subsidiaries in existence on the Issue Date, in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of Parent as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller and a willing seller would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by Parent or the Restricted Subsidiary purchasing or selling such asset. For the avoidance of doubt, any sale, contribution, assignment or other transfer shall not be deemed to be for less than Fair Market Value solely because such sale, contribution, assignment or transfer was made at a discount to par.

“Fannie Mae” means the Federal National Mortgage Association, in its corporate capacity, and any majority owned and controlled affiliate thereof.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Ginnie Mae” means the Government National Mortgage Association.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Article 2 of this Indenture.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America denominated and payable in Dollars for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government

Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means, collectively, Parent and each Subsidiary Guarantor, and each, a “Guarantor.”

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holder” means the Person in whose name the Note is registered on the Trustee’s book.

“IAI” or “Institutional Accredited Investor” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act and is not a QIB.

“IAI Global Note” means one or more Global Notes of a series in definitive, fully registered form without interest coupons and bearing the Global Notes Legend, the Private Placement Legend, the ERISA Legend and, if applicable, the OID Legend, and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes resold to Institutional Accredited Investors.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capital Lease Obligations of such Person:

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any standby letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) or (9) below, but excluding any guaranty or other recourse arising from or otherwise based on matters such as fraud, misappropriation, breaches of representations, warranties or covenants and misapplication and customary indemnities in connection with transaction similar to the related Indebtedness;

(7) Obligations of any other Person of the type referred to in clauses (1) through (6) above and clause (9) below which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Obligation so secured;

(8) all net Obligations under Currency Agreements and interest swap agreements of such Person;

(9) all Attributable Debt of such Person;

(10) with respect to any Restricted Subsidiary (including the Issuer), all Preferred Stock issued by such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (it being understood that as to any Preferred Stock constituting Indebtedness pursuant to this clause (10), references in this Indenture to the “principal amount” of such Indebtedness shall be deemed to refer to such amount); and

(11) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Preferred Stock or Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Preferred Stock or Disqualified Capital Stock as if such Preferred Stock or Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Preferred Stock or Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Preferred Stock or Disqualified Capital Stock. Notwithstanding anything in this definition to the contrary, in no event shall obligations under any derivative transaction related to the hedging of the mortgage origination pipeline in the ordinary course of business and not for speculative purposes be deemed “Indebtedness.” For the avoidance of doubt, Indebtedness shall not include any liability recorded on the balance sheet of Parent’s financial statements that corresponds to Mortgage Loans that have been sold or transferred to a third party or securitized in a securitization sponsored by a third party or pursuant to any Agency securitization program.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued at a discount to par;

(2) with respect to any Obligations under Currency Agreements and interest swap agreements, the net amount payable if such agreements terminated at that time due to default by such Person; or

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of;

(4) the Fair Market Value of such assets at the date of determination; and

(5) the amount of the Indebtedness of the other Person; or

(6) except as provided above, the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

“Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment or (y) a commitment arising in the ordinary course of business to make a future Investment.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” as defined in the recitals hereto.

“Interest Payment Date” means February 15 and August 15 of each year.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), advance or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities. “Investment” shall exclude (w) Mortgage Loans in the ordinary course of business, warehouse loans secured by Mortgage Loans and related assets, drawing accounts and similar expenditures in the ordinary course of business, (x) accounts receivable, extensions of trade credit or advances by Parent and its Restricted Subsidiaries on commercially reasonable terms in accordance with Parent’s or its Restricted Subsidiaries’ normal trade practices, as the case may be, (y) deposits made in the ordinary course of business and customary deposits into reserve accounts related to Securitizations and (z) commission, moving, entertainment and travel expenses and similar advances to officers, directors, managers and employees, in each case, made in the ordinary course of business. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade” means a rating of the Notes by at least two of S&P, Fitch and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P, BBB- (or the equivalent) or higher by Fitch, Baa3 (or the equivalent) or higher by Moody’s); provided that, in each case, such ratings are publicly available; provided, further, that in the event Moody’s, Fitch or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) designated by the Issuer, notice of which shall be given to the Trustee.

“Investment Grade Securities” means marketable securities of a Person (other than Parent or its Restricted Subsidiaries, an Affiliate or joint venture of Parent or any Restricted Subsidiary), acquired by Parent or any of its Restricted Subsidiaries in the ordinary course of business that are rated, at the time of acquisition, Investment Grade by at least two of S&P, Fitch and Moody’s, subject to the proviso in the definition of “Investment Grade”.

“Issue Date” means January 30, 2026.

“Issuer” means Velocity Commercial Capital, LLC.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, assignment, deposit arrangement, charge, preference, priority or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capital Lease Obligations having substantially the same economic effect as any of the foregoing) in, on or of such asset.

“Limited Condition Transaction” means (i) any Investment or acquisition (whether by merger, amalgamation, consolidation, division or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or Preferred Stock and (iii) any dividend or distribution in respect of Capital Stock of Parent or any Restricted Subsidiary or any redemption or repurchase of any Capital Stock.

“Liquidity” means, as of any determination date, the sum of (i) the aggregate sum of all unrestricted and unencumbered cash plus Cash Equivalents, determined on a consolidated basis for Parent and its Restricted Subsidiaries in accordance with GAAP, held by Parent and its Subsidiaries (in each case to the extent that the foregoing would constitute “Unencumbered Assets”) and (ii) the product of (a) the market value of all unrestricted and unencumbered AAA rated and U.S. Government guaranteed debt instruments held by Parent and its Restricted Subsidiaries (in each case to the extent that the foregoing would constitute “Unencumbered Assets”) and (b) 85%.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial condition, assets or properties of the Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Indenture, the Notes or the rights and remedies of the Holders of the Notes.

“Material Subsidiary” means, at any time, (i) each Subsidiary of Parent that is not an Excluded Subsidiary (other than pursuant to clause (ii) of the definition thereof) which represents (a) 5.0% or more of Parent’s consolidated total assets or (b) 5.0% or more of Parent’s consolidated total revenues for the preceding four Fiscal Quarters, in each case, as determined at the end of the most recent Fiscal Quarter of Parent based on the financial statements of Parent delivered pursuant to Section 4.03 or (ii) any Subsidiary of Parent designated by notice in writing given by Parent to the Trustee to be a “Material Subsidiary”; provided that any such Subsidiary so designated as a “Material Subsidiary” shall at all times thereafter remain a Material Subsidiary for the purposes of this Indenture unless otherwise agreed to by Parent and with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes issued under this Indenture or unless such Material Subsidiary ceases to be a Subsidiary in a transaction not prohibited by this Indenture; provided, further, that if at any time the Subsidiaries of Parent (excluding all Excluded Subsidiaries (other than pursuant to clause (ii) of the definition thereof)) that are not Material Subsidiaries because they do not meet the thresholds set forth in clause (i) comprise in the aggregate more than (x) 10.0% of Parent’s consolidated total assets or (y) 10.0% of Parent’s consolidated total revenues for the preceding four Fiscal Quarters, in each case as determined at the end of the most recent Fiscal Quarter of Parent based on the financial statements of Parent delivered pursuant to this Indenture (but excluding from each such calculation the contribution of Excluded Subsidiaries (other than pursuant to clause (ii) of the definition thereof)), then Parent shall, not later than thirty (30) days after the date by which financial statements for such Fiscal Quarter are required to be delivered pursuant to this Indenture, (1) designate in writing to the Trustee one or more of its Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (2) comply with Section 4.15 applicable to such Subsidiaries. Notwithstanding the foregoing, for purposes of all calculations under clauses (i)(a) and clause (x) of the proviso above, all assets of any Subsidiary of Parent that is not a Foreign Subsidiary that have been transferred into a securitization of Ginnie Mae Home Equity Conversion Mortgage-Backed Securities and are held on such Subsidiary’s balance sheet only to comply with the true sale accounting rules set forth in Financial Accounting Standards Board Statement 140 (or other applicable rule under GAAP requiring such assets to be held on the balance sheet) shall be disregarded in determining Parent’s consolidated total assets and the assets of any such Subsidiary that is not a Foreign Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Mortgage Loan” means all rights to payment of Indebtedness and obligations (including without limitation, unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by an Underlying Obligor in respect of a commercial loan or loans or other financial accommodations payable to Parent or one of its Subsidiaries, whether evidenced by a single Mortgage Note or multiple Mortgage Notes (each evidencing a portion of the aggregate amount of such Mortgage Loan), secured by an Underlying Mortgage or Underlying Mortgages encumbering Underlying Mortgaged Property or otherwise.

“Mortgage Note” means each promissory note, consolidated promissory note, or amended and restated promissory note executed by an Underlying Obligor in connection with a Mortgage Loan and payable to Parent or one of its Subsidiaries, as the same may be modified, amended or restated from time to time.

“Net Proceeds” means the aggregate cash proceeds received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, distributions to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means, with respect to any specified Person or any of its Subsidiaries, Indebtedness that is specifically advanced to finance the origination or the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation, warranty or covenant and misapplication and customary indemnities in connection with similar transactions, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes).

“Non-Securitization Debt” means Indebtedness of the Parent and its Restricted Subsidiaries other than Securitization Indebtedness. For the avoidance of doubt, non-securitization debt includes all recourse and nonrecourse warehouse lines of credit of the Parent and its Restricted Subsidiaries, including, but not limited to, the Warehouse Indebtedness.

“Non-Securitization Debt Service” means, for the applicable Testing Period, the sum of: (a) the interest paid in cash or required to be paid in cash by Parent and its Restricted Subsidiaries, on a consolidated basis, for such Testing Period with respect to all Non-Securitization Debt, in each case determined in accordance with GAAP, plus (b) other than with respect to Warehouse Indebtedness, regularly scheduled principal amortization payments made or required to be made on account of Non-Securitization Debt for the applicable Testing Period (exclusive of pay-offs or pay-downs on account of such Non-Securitization Debt), in each case determined in accordance with GAAP.

“Non-Securitization Debt to Equity Ratio” means as of any date of determination, the ratio of (a) the amount of (x) the aggregate principal amount of Non-Securitization Debt of Parent and its Restricted Subsidiaries (including under the Notes) as of such date to (b) Stockholders’ Equity at the last day of the immediately preceding fiscal quarter of Parent.

“Non-Securitization Senior Debt Service Coverage Ratio” means, with respect to the Parent and its Restricted Subsidiaries, at any date of determination, the ratio of (a) Pre-Tax Income plus (solely to the extent deducted in calculating Pre-Tax Income) Non-Securitization Debt Service to (b) Non-Securitization Debt Service, in each case for the Testing Period.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, pursuant to the provisions of this Indenture.

“Notes” means the Issuer’s 9.375% Senior Notes due 2031 (including, for the avoidance of doubt, any Additional Notes) issued under this Indenture, all of which shall be treated as a single class of securities for all purposes (including voting) under this Indenture, as the Notes may be amended or supplemented from time to time.

“Notes Obligations” mean all Obligations of the Issuer and the Guarantors under the Notes, this Indenture and the Note Guarantees.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated January 28, 2026, related to the offer and sale of the Initial Notes on the Issue Date.

“Officer” means (1) the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Investment Officer, the Chief Financial Officer, the Chief Accounting Officer, the Chief Legal Officer, Controller, any Vice President (whether or not the title “Vice President” is preceded or followed by any other title such as “Senior,” “Executive” or otherwise), any Managing

Director, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary, the General Counsel or the Deputy General Counsel (a) of such Person or (b) if such Person is a limited or general partnership or limited liability company that does not have officers, of any direct or indirect general partner or managing member, as the case may be, of such Person, and (2) any other individual designated as an “Officer” by the Board of Directors of such Person (or, if applicable, by the Board of Directors of any general partner or managing member referred to in clause (1)(b) above).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Officer of such Person.

“OID Legend” means the legend set forth in Section 2.06(g)(iv) to be placed on each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or Guarantors.

“Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, supplemented or otherwise modified, and its by-laws, as amended, supplemented or otherwise modified, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, supplemented or otherwise modified, and its partnership agreement, as amended, supplemented or otherwise modified, (iii) with respect to any general partnership, its partnership agreement, as amended, supplemented or otherwise modified and (iv) with respect to any limited liability company, its articles of organization, as amended, supplemented or otherwise modified, and its operating agreement, as amended, supplemented or otherwise modified. In the event any term or condition of this Indenture requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Parent” means Velocity Financial, Inc.

“Pari Passu Debt” means any Indebtedness of the Issuer or any Guarantor that is pari passu in right of payment with the Notes or any Note Guarantee, as the case may be. For the avoidance of doubt, no Indebtedness will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means the businesses of Parent and its Subsidiaries as described (or incorporated by reference) in the Offering Memorandum and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof, including, but not limited to: (a) originating, acquiring, financing, owning, managing, servicing, securitizing and selling Mortgage Loans and other mortgage-related receivables and rights to payment thereunder; (b) establishing, maintaining and transacting under warehouse and repurchase or similar facilities, including Warehouse Indebtedness, secured by Mortgage Loans, mortgage-related securities, other mortgage-related receivables or REO Assets, together with related rights, documents and proceeds, and holding equity interests in any Warehouse Facility Entity; (c) engaging in Securitizations of Securitization Assets; (d) owning, managing, improving, financing and disposing of REO Assets acquired through foreclosure or other enforcement of liens securing Mortgage Loans; and (e) owning, leasing, mortgaging and operating Real Property used in connection with the foregoing, and, in each case, activities or businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.

“Permitted Hedging Transactions” means entering into instruments and contracts and making initial deposits and margin calls with respect thereto by Parent or any of its Restricted Subsidiaries in reasonable relation to a Permitted Business that are entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of Parent or such Restricted Subsidiary) and shall include, without limitation, interest rate swaps, caps, floors, collars, to-be-announced mortgage backed securities (TBAs) and forward hedge or mortgage sale contracts and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.

“Permitted Holders” means (i) TrueArc Partners, Snow Phipps Group and each of their Affiliates but excluding any operating portfolio companies of any of the foregoing, and (ii) TOBI III SPE I LLC, LVS III Holdings, L.P., PIMCO GP XVII, LLC, Pacific Investment Management Company LLC and each of their respective Affiliates but excluding any operating portfolio companies of any of the foregoing. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer or Alternate Offer is made in accordance with this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” means

(1) Indebtedness existing on the Issue Date and any Refinancing Indebtedness with respect thereto (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Restricted Subsidiary);

(2) Indebtedness under the Notes and Note Guarantees;

(3) Indebtedness of Parent and the Restricted Subsidiaries pursuant to Currency Agreements and Permitted Hedging Transactions;

(4) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Parent or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(5) Indebtedness of Parent or any Restricted Subsidiary to Parent or any Restricted Subsidiary, provided that (i) Indebtedness of the Issuer or any Guarantor to any Restricted Subsidiary that is not a Guarantor shall be subordinated to the obligations under the Notes and this Indenture;

(6) Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; and Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary deposit accounts maintained by Parent or any of its Restricted Subsidiaries with banks and other financial institutions as part of its ordinary cash management program;

(8) (x) Indebtedness of a Restricted Subsidiary acquired after the Issue Date or a Person merged into or consolidated with Parent or any Restricted Subsidiary after the Issue Date, which Indebtedness exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Indenture (including, for the avoidance of doubt, as described in Section 5.01, as applicable) and (y) any Refinancing Indebtedness with respect to such Indebtedness;

(9) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Parent or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Indenture in order to finance such acquisition or improvement, and any Refinancing Indebtedness with respect thereto;

(10) Capital Lease Obligations incurred by Parent or any Restricted Subsidiary in respect of any sale and leaseback transaction that are not prohibited by this Indenture;

(11) Indebtedness of Parent or a Restricted Subsidiary constituting an unsecured line of credit for the purpose of funding the ordinary course origination or purchase of Mortgage Loans and working capital cleanup in an amount not to exceed $10 million at any time outstanding;

(12) Guarantees (i) by the Issuer or any Guarantor of any Indebtedness of the Issuer or any Guarantor permitted to be incurred under this Indenture, (ii) by Parent or any Restricted Subsidiary of Indebtedness otherwise permitted hereunder of Parent or any Restricted Subsidiary that is not a Guarantor to the extent permitted by Section 4.07 or the definition of “Permitted Investments”, and (iii) by any Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor; provided that Guarantees by the Issuer or any Guarantor under this clause (12) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the obligations under the Notes and this Indenture;

(13) Indebtedness arising from agreements of Parent or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition;

(14) Letters of credit or bank guarantees having an aggregate face amount not in excess of $1.0 million;

(15) Permitted Securitization Indebtedness, Permitted Warehouse Indebtedness and Indebtedness under Credit Enhancement Agreements;

(16) to the extent constituting Indebtedness, (i) obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of Residual Interests or other loans and other mortgage-related receivables purchased or originated by the Borrower or any of its Subsidiaries arising in the ordinary course of business and (ii) any other reasonable and customary obligations under servicing agreements with loan servicers or sub-servicers;

(17) Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Issuer Entity for the purpose of relieving Parent or any of its Subsidiaries of the administrative expense of servicing such Securitization Issuer Entity; and

(18) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (17) above.

“Permitted Investments” means:

(1) any Investment in Parent or in a Restricted Subsidiary;

(2) any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3) any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of Parent or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

(4) Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity and/or Securitization Assets of any Securitization Entity related to Permitted Securitization Indebtedness in the ordinary course of business or for the purpose of relieving Parent or a Subsidiary of Parent of the administrative expense of servicing such Securitization Entity;

(5) Investments in Residual Interests in connection with any Securitization Facility or Warehouse Facility related to Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness, respectively;

(6) Investments by Parent or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of Parent or such Restricted Subsidiary in the ordinary course of business;

(7) any Investment made as a result of the receipt of securities or other assets of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(8) Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of Parent;

(9) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(10) Investments in connection with Hedging Agreements;

(11) repurchases of the Notes;

(12) Investments in and making or origination of Mortgage Loans, REO Assets and Securitization Assets;

(13) Investments resulting from pledges and deposits described in clauses (8) and (9) under the definition of “Permitted Liens”;

(14) guarantees of Indebtedness permitted in Section 4.09;

(15) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(c) (except transactions described in clauses (vii) and (x) of Section 4.11(c));

(16) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable arising from the grant of trade credit, and guarantees and letters of credit for the benefit of existing or potential suppliers, customers, distributors, licensors, licensees, lessees and lessors, in each case in the ordinary course of business; and Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment or services in the ordinary course of business or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) endorsements for collection or deposit in the ordinary course of business;

(18) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date, provided that the amount of any such Investment may only be increased pursuant to this clause (18) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under this Indenture;

(19) any Investment by Parent or any Restricted Subsidiary of Parent in any Person where such Investment was acquired by Parent or any Restricted Subsidiary of Parent (a) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Parent or any Restricted Subsidiary of Parent with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(20) Investments of a Restricted Subsidiary acquired after the Issue Date or of a Person merged into Parent or merged into or consolidated with a Restricted Subsidiary permitted in Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(21) purchases of mortgage-backed or asset-backed securities or similar instruments related to a Permitted Business;

(22) Investments related to any Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary deposit accounts maintained by Parent or any of its Restricted Subsidiaries with banks and other financial institutions as part of its ordinary cash management program;

(23) (a) advances to, or guarantees of Indebtedness of, employees of Parent or any of its Subsidiaries not in excess of the greater of (i) $5.0 million and (ii) 0.09% of Total Assets of Parent and its Restricted Subsidiaries outstanding at any one time or (b) advances of payroll payments and expenses to employees of Parent or any of its Subsidiaries in the ordinary course of business;

(24) loans and advances to officers, directors and employees of Parent or any of its Subsidiaries for business-related travel expenses, moving expenses and other travel related expenses, in each case in the ordinary course of business; and

(25) other Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (25) that are at that time outstanding, net of cash proceeds from any sale of such Investments, cash repayments of principal in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed the greater of (a) $25.0 million and (b) 0.5% of Total Assets of Parent and its Restricted Subsidiaries at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens securing the Issuer’s and the Guarantors’ obligations under the Notes or the Note Guarantees;

(2) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided any reserve or other appropriate provision required by GAAP has been made;

(3) Liens of a depository institution or broker-dealer arising solely by virtue of any contractual, statutory or common law provisions relating to broker’s Liens, banker’s Liens, rights of set-off or similar rights and remedies as to deposit or brokerage accounts or other funds maintained with such depository institution or broker-dealer; and

(4) Liens of an Agency arising as a result of statutory, contractual or other interests that provide such Agency a reversionary or similar right.

(5) Liens existing on the Issue Date;

(6) any Lien securing Indebtedness of a Subsidiary of the Parent acquired after the Issue Date or a Person merged into or consolidated with the Parent or Subsidiary thereof after the Issue Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event, or any refinancing of such Indebtedness, provided that (i) such Lien does not apply to any other property or assets of the Parent or Subsidiary thereof not securing such Indebtedness at the date of the acquisition of such property or asset (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) such Lien is not created in contemplation of or in connection with such acquisition;

(7) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith but excluding any Lien imposed by ERISA) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or Issuer, as applicable, shall have set aside on its books reserves in accordance with GAAP;

(8) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary thereof;

(9) deposits or Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, warranty bonds, bids, leases, trade contracts, government contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(10) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of Real Property and other similar encumbrances incurred in the ordinary course of business that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary thereof or would reasonably expected to result in a Material Adverse Effect;

(11) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Parent and its Subsidiaries (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by the Parent and its Restricted Subsidiaries in connection with such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Parent and its Restricted Subsidiaries (other than to accessions to such equipment or other property or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(12) Liens arising out of sale and lease-back transactions, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(13) Liens securing judgments that do not constitute an Event of Default;

(14) other Liens with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than the greater of $5.0 million and 0.1% of Total Assets;

(15) Liens disclosed by the title insurance policies (that were not granted in contemplation of the issuance of the Notes) and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are not prohibited by this Indenture;

(16) Liens in respect of Securitization Assets, REO Assets and the proceeds thereof incurred in connection with Permitted Securitization Indebtedness;

(17) Liens securing Non-Recourse Indebtedness so long as such Liens shall encumber only (i) any Equity Interests of the Subsidiary which owes such Indebtedness, (ii) the assets originated, acquired or funded with the proceeds of such Non-Recourse Indebtedness and (iii) any intangible contract rights and other accounts, documents, records and other property directly related to the foregoing, in each case, incurred in connection with Permitted Securitization Indebtedness;

(18) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Parent and its Subsidiaries, as tenant, in the ordinary course of business;

(19) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent and its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent and its Subsidiaries in the ordinary course of business;

(20) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(21) Liens securing obligations in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and obligations arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice, or in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(22) Grants of intellectual property licenses in the ordinary course of business;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(24) Liens upon specific items of inventory or other goods and proceeds of the Parent or a Restricted Subsidiary securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(25) Liens solely on any cash earnest money deposits made by the Parent or a Restricted Subsidiary in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(26) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financing arrangements in the ordinary course of business and in an aggregate principal amount not to exceed 2.0% of Total Assets, provided that such Liens are limited to the applicable unearned insurance premiums;

(27) Liens on cash or Cash Equivalents in an amount of up to $3.0 million in support of the Parent or its Subsidiaries’ obligations under any letter of credit facility;

(28) Liens securing Permitted Warehouse Indebtedness;

(29) Liens on REO Assets that secure obligations owed to third parties, provided that such Liens existed prior to, and were not imposed in contemplation of transfer of, such REO Assets to the Parent or its Subsidiaries;

(30) Liens securing Indebtedness or other obligations of Parent or a Restricted Subsidiary of Parent owing to Parent or another Restricted Subsidiary of Parent;

(31) Liens arising from leases, subleases, licenses or sublicenses granted to others which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(32) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Parent and its Restricted Subsidiaries or dispositions of assets;

(33) Liens (x) in favor of the Issuer or any Guarantor, (y) on the assets of any Restricted Subsidiary that is not a Guarantor and (z) any Liens on the assets of any Restricted Subsidiary that becomes a Guarantor after the Issue Date that are in existence at the time it becomes a Guarantor not created in contemplation becoming a Guarantor;

(34) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (5), (6), (9), (11), (17), (21), (30), (32), (36) and (38) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (5), (6), (9), (11), (17), (21), (30), (32), (36) and (38) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any accrued and unpaid interest, fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that such Liens (i) are, when taken as a whole, not materially less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced, and (ii) do not extend to or cover any property or assets of Parent or its Restricted Subsidiaries not securing the Indebtedness so Refinanced (or property of the same type and value); provided, further, that Liens in connection with a refinancing of the 2029 Notes shall be excluded and shall not constitute Permitted Liens under this clause (34);

(35) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(36) any interest or title of a lessor under any Capital Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capital Lease Obligation;

(37) Liens securing Permitted Hedging Transactions (and similar obligations of Parent and its Restricted Subsidiaries) and the costs thereof;

(38) Liens securing Indebtedness under Currency Agreements;

(39) Liens on the property or assets of any Restricted Subsidiary (other than the Issuer) that is not a Guarantor securing Indebtedness of any Restricted Subsidiary (other than the Issuer) that is not a Guarantor; provided that such Liens extend only to the assets of such Restricted Subsidiaries;

(40) Liens on cash collateral posted in respect of letters of credit and bank guarantees incurred in the ordinary course of business so long as (i) such Liens only secure obligations under such letters of credit and bank guarantees and (ii) the amount of cash on which Liens may be granted pursuant to this clause (40) shall not exceed 105% of the aggregate amount of Indebtedness secured by such Liens; and

(41) Liens in favor of federal or state banking authorities to the extent required by applicable law, rule, regulation or order for the protection of depositors, trust creditors or other similar creditors of an entity subject to such banking authority’s supervision.

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (a) in connection with any Securitization, any Warehouse Indebtedness used to finance the purchase, origination or pooling of any Securitization Assets subject to such Securitization is repaid in full in connection with such Securitization solely from the net proceeds received by the Parent and its Subsidiaries from the applicable Securitization Issuer Entity, (b) such Securitization Indebtedness shall not constitute an obligation (including any obligation pursuant to a guarantee) of Parent, the Issuer or any of its subsidiaries (other than the applicable Securitization Issuer Entity), (c) such Securitization Indebtedness shall not be secured by any lien on any asset other than the Securitization Assets owned by the applicable Securitization Issuer Entity that are subject to such Securitization, and (d) any Residual Interest in the applicable Securitization Issuer Entity shall be held directly by the Parent or any Restricted Subsidiary or is subject to a repurchase or similar transaction permitted under this Indenture, or to the extent retained, at the time of the issuance thereof, solely to address bankruptcy remoteness requirements, a Securitization Depositor Entity.

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided that (a) the aggregate weighted average purchase price, advance rate or similar term under such Warehouse Indebtedness, as measured on an aggregate basis across all outstanding Permitted Warehouse Indebtedness, shall not exceed 95% of the lesser of (i) unpaid principal balance of the Mortgage Loans, mortgage-related securities or other mortgage-related receivables (or any interest in the foregoing), (ii) acquisition price or (iii) fair market value of the Mortgage Loans, mortgage-related securities, other mortgage-related receivables or REO Assets, as applicable, under the Warehouse Facility Documentation under the applicable Warehouse Facilities, (b) such Warehouse Indebtedness shall not constitute an obligation (including any obligation pursuant to a guarantee (other than any guarantee of Parent that is reasonable and customary and consistent with past practices of the Parent and its subsidiaries), but excluding any obligation pursuant to a Credit Enhancement Agreement) of Parent, the Issuer or any of its Subsidiaries (other than the entity that is the seller or the issuer, as applicable, under the Warehouse Facility Documentation under the applicable Warehouse Facilities), (c) such Warehouse Indebtedness shall not be secured by any lien on any asset other than (i)(A) the Mortgage Loans, mortgage-related securities, other mortgage-related receivables or REO Assets (or any interest in the foregoing), as applicable, acquired or originated with the proceeds of, or financed or Refinanced (including through repurchase or similar arrangements) in order to further acquire or originate assets with respect to, such Warehouse Indebtedness and (B) any intangible contract rights and proceeds of, and other, related documents, records and assets directly related to the assets set forth in the preceding clause (i)(A) of this clause (c) and (ii) the equity interests of any Warehouse Facility Entity and (d) any Residual Interest in any Warehouse Facility Entity shall be held directly by the Parent or a subsidiary; provided, further that solely as of the date of the incurrence of such Warehouse Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to Parent, the Issuer or any of its subsidiaries (other than any Warehouse Facility Entity) to satisfy claims with respect to such Warehouse Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness. The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP. Indebtedness under each of the Warehouse Facilities in effect on the Issue Date is Permitted Warehouse Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Pre-Tax Income” means, as of any Testing Period, the income before income taxes for such period of the Parent and its Restricted Subsidiaries, determined in accordance with GAAP.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act, selected by the Issuer’s as a replacement agency for Moody’s, S&P, and Fitch or any of them, as the case may be.

“Rating Decline Period” means the 60-day period (which 60-day period shall be extended as long as the credit rating on the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earliest of (a) the occurrence of a Change of Control, (b) the first public notice of the occurrence of such Change of Control and (c) the first public notice of the Issuer’s or the Parent’s intention to effect such Change of Control.

“Rating Event” means, with respect to any Change of Control, (a) the credit rating on the Notes is lowered by one or more gradations (including gradations within ratings categories as well as between categories but excluding, for the avoidance of doubt, changes in ratings outlook) by at least two of the Rating Agencies during the Rating Decline Period relating to such Change of Control and each such Rating Agency shall have put forth a public statement to the effect that such downgrade is attributable in whole or in part to such Change of Control and (b) immediately after giving effect to the reduction in the credit rating on the Notes by at least two Rating Agencies as described in clause (a), the Notes do not have an Investment Grade rating from any Rating Agency.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof; provided that Real Property does not include Mortgage Loans.

“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by Parent in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by Parent in accordance with the agreement governing the applicable Indebtedness, as the case may be (or, if such agreement does not contain any related provision, as determined by senior management of Parent in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third-party has a binding contractual commitment to purchase from Parent or any of its Restricted Subsidiaries shall be the minimum price payable to Parent or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Record Date” for the interest payable on any applicable Interest Payment Date means February 1 or August 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by Parent or any Restricted Subsidiary of Parent of Indebtedness that in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (or, if such Refinancing Indebtedness is issued with original issue discount, the aggregate issue price of such Indebtedness is not more than the aggregate principal amount of Indebtedness being Refinanced), plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable tender premiums, as determined in good faith by Parent, defeasance costs, accrued interest and fees and expenses incurred by Parent or any of its Restricted Subsidiaries in connection with such Refinancing and amounts of Indebtedness otherwise permitted to be incurred under this Indenture; or

(2) create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a scheduled final maturity earlier than the scheduled final maturity of the Indebtedness being Refinanced;

provided that if the Indebtedness being Refinanced is Indebtedness of the Issuer or a Guarantor, such Indebtedness that is incurred is incurred by the Issuer or any Guarantor.

“Regulated Entity” means any Subsidiary of Parent that is chartered by, or supervised and examined by, a federal or state banking authority.

“Regulated Subsidiary Guarantor” mean each Subsidiary Guarantor that is subject to any Agency Requirements.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Global Note Legend, and, if applicable, the OID Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Regulation S Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“REO Asset” of a Person means Real Property owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such Real Property securing a Mortgage Loan.

“Required Asset Sale” means any Asset Sale that is a result of a repurchase right or obligation or a mandatory sale right or obligation related to (i) Mortgage Loans, (ii) mortgage-related securities or other mortgage-related receivables (or any interest in the foregoing), (iii) Securitization Assets, (iv) Residual Interests, or (v) REO Assets, incurred in the ordinary course of business or pursuant to the guidelines or regulations of an Agency.

“Residual Interests” means any residual or retained ownership interest (which may constitute Equity Interests, Indebtedness or any other interests) held by or acquired by the Parent or a Subsidiary in any Securitization Entity or any Warehouse Facility Entity, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP. For the avoidance of doubt, (a) all of the ownership interests in any Securitization Issuer Entity (including (i) pass-through certificates representing undivided beneficial ownership interests in the assets of any Securitization Issuer Entity and (ii) asset-backed notes issued by any Securitization Issuer Entity backed by the assets of such Securitization Issuer Entity) held by or acquired by the Parent or a Subsidiary, (b) all of the Equity Interests in any Securitization Depositor Entity held by or acquired by the Parent or a Subsidiary and (c) all of the Equity Interests in any Warehouse Facility Entity held by or acquired by the Parent or a Subsidiary, in each case, shall constitute Residual Interests.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any vice president, any assistant vice president, any trust officer, any assistant trust officer or any other officer of the Trustee, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and in each case who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend, the Definitive Note Legend, the ERISA Legend and, if applicable, the OID Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend and, if applicable, the ERISA Legend and/or the OID Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context requires otherwise, any reference herein to a “Restricted Subsidiary” or “Restricted Subsidiaries” shall mean each direct and indirect Subsidiary of Parent (including the Issuer) that is not then an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries secured by a Lien upon the property of the Parent or any of its Restricted Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization” means a public or private transfer, sale or financing of Mortgage Loans, mortgage-related securities and other mortgage-related receivables (or any interest in the foregoing) (collectively, “Securitization Assets”) by which the Parent or any of its Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Securitization Assets to a Securitization Entity.

“Securitization Assets” has the meaning specified in the definition of “Securitization.”

“Securitization Depositor Entity” means any special purpose subsidiary established exclusively for the purpose of selling, depositing or contributing Securitization Assets into a Securitization Issuer Entity and/or holding securities in any Securitization Issuer Entity; provided that (a) such entity is a direct, wholly owned subsidiary of the Parent or a wholly owned Restricted Subsidiary, (b) such entity does not own any Residual Interests, except for those retained, at the time of the issuance thereof, solely to address bona fide bankruptcy remoteness requirements or requirements of applicable law, (c) the organization documents of such Person are not less restrictive on the activities of such entity than, or otherwise more adverse to the holders than, the organization documents of VCC Mortgage Securities, LLC (as in effect on the Issue Date) and (d) such entity is in compliance in all respects with the provisions of this Indenture regarding securitizations.

“Securitization Entity” means (a) any Securitization Issuer Entity and (b) any Securitization Depositor Entity; provided that, to the extent that any Securitization Entity engages in any business or business activity for which such Securitization Entity was not exclusively established or formed, such Securitization Entity shall not constitute a Securitization Entity. As of the Issue Date, VCC Mortgage Securities, LLC and the Parent’s existing consolidated securitization trusts shall be deemed to satisfy the requirements of the foregoing definition.

“Securitization Facility” means any financing arrangement related to a Securitization entered into by the Parent, the Issuer or any of their Subsidiaries (including any Securitization Entity) for the purpose of transferring, selling, depositing or otherwise conveying Securitization Assets to, or financing Securitization Assets through, a Securitization Issuer Entity.

“Securitization Indebtedness” means indebtedness of the Parent or any of its Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings.

“Securitization Issuer Entity” means any entity established exclusively for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities).

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02 of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“Stockholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of stockholders’ equity for Parent and its Restricted Subsidiaries at such date.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantor” means each Restricted Subsidiary of Parent that issues a Note Guarantee in accordance with the provisions of this Indenture, other than an Excluded Subsidiary, and their respective successors and assigns, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Surviving Person” means the surviving or successor person formed by a merger or consolidation and, for purposes of Section 5.01, a Person to whom all or substantially all of the properties or assets of the Issuer or a Guarantor is sold, transferred, assigned leased, conveyed or otherwise disposed.

“Testing Period” means, for any date of determination, the latest four consecutive Fiscal Quarters of Parent for which internal financial statements are available.

“Total Assets” means the total assets of Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Parent.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on Government Securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities— Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period (the “Remaining Life”) from the redemption date to February 15, 2028 (the “Step-Down Date”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Step-Down Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Step-Down Date, as applicable. If there is no United States Treasury security maturing on the Step-Down Date but there are two or more United States Treasury securities with a maturity date equally distant from the Step-Down Date, one with a maturity date preceding the Step-Down Date and one with a maturity date following the Step-Down Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Step-Down Date. If there are two or more United States Treasury securities maturing on the Step-Down Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means U.S. Bank Trust Company, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Undepreciated Real Estate Assets” means, as of any date of determination, the cost (being the original cost to Parent or any of its Subsidiaries plus capital improvements) of real estate assets of Parent and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, it is understood and agreed that anything in the foregoing sentence to the contrary notwithstanding, the cost of real estate assets shall include any portion of such cost that may be allocated to intangible assets under GAAP.

“Underlying Mortgage” means a mortgage, consolidated mortgage, deed of trust, deed to secure debt, security deed or other security device which is customary and serves the same function as a mortgage under the law and practice in the jurisdiction in which the premises subject to the mortgage are located.

“Underlying Mortgaged Property” means the Real Property encumbered by an Underlying Mortgage relating to a Mortgage Loan.

“Underlying Obligor” means, with respect to any Mortgage Loan, the Person who is the obligor, maker or mortgagor on such Mortgage Loan and not the guarantor of such Mortgage Loan.

“Unencumbered Assets” means, as of any date of determination, an amount equal to the sum of (a) those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness and (b) all other assets (but excluding goodwill) of Parent and its Restricted Subsidiaries not securing any portion of Secured Indebtedness, in each case, determined on a consolidated basis for Parent and its Restricted Subsidiaries in accordance with GAAP. For purposes of this definition, Unencumbered Assets shall be deemed to include, without duplication: (x) the excess amount, if any, of the value of the collateral pledged to secure the 2029 Notes over the aggregate principal amount then outstanding of the 2029 Notes; and (y) Residual Interests, except to the extent such Residual Interests (and without regard to the underlying collateral in respect thereof) are pledged to secure Indebtedness of the Parent or a Restricted Subsidiary.

“Unencumbered Assets Ratio” means, as of the determination date, the ratio of Unencumbered Assets to the aggregate principal amount of Unsecured Indebtedness outstanding of such date.

“Unrestricted Cash” means all unrestricted cash and Cash Equivalents of Parent and its Restricted Subsidiaries that are not required to be reserved by such Person in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law. For purposes of clarification, Cash or Cash Equivalents that are deposited into an account with respect to which such Person has the sole right of withdrawal of such cash or Cash Equivalents and are available for use by such Person in its business without restriction shall be considered unrestricted regardless of whether there is a Lien on such account.

“Unrestricted Definitive Note” means one or more Definitive Notes, substantially in the form of Exhibit A hereto, that bear the Definitive Note Legend, the ERISA Legend and, if applicable, the OID Legend and that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and the ERISA Legend and, if applicable, the OID Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of Parent (other than the Issuer) that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Indebtedness and other Indebtedness that is not recourse to Parent or any Restricted Subsidiary or any of their assets;

(2) except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(3) is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries.

“Unsecured Indebtedness” means Indebtedness of the Parent and its Restricted Subsidiaries that is not Secured Indebtedness, determined on a consolidated basis in accordance with GAAP.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person. Solely for purposes of Section 4.14, Preferred Stock that grants the holders thereof the right to vote for a number of directors representing a minority of the board of directors of such Person which right arises upon the failure of such Person to pay dividends for at least four dividend periods (whether or not consecutive) shall not be deemed to be Voting Stock.

“Warehouse Facility” means financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (a) finance or Refinance the purchase, origination or funding by the Parent or any of its subsidiaries of, provide funding to the Parent or any of its subsidiaries through the pledge or transfer of, Mortgage Loans, mortgage-related securities and other mortgage-related receivables (or any interest in the foregoing) purchased or originated by the Parent or any of its subsidiaries in the ordinary course of business or (b) finance or Refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Parent or any of its subsidiaries, provided that such purchase, origination, pooling, funding, refinancing and carrying is in the ordinary course of business.

“Warehouse Facility Documentation” means the documentation governing the terms of any Warehouse Facility Entity or any Warehouse Indebtedness.

“Warehouse Facility Entity” means (i) Velocity Commercial Capital FB Financing, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of the Issuer, Velocity Commercial Capital Warehouse 2025, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of the Issuer, VCC ND, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of the Issuer, or any other direct, wholly owned Subsidiary of the Issuer or of a Guarantor that may enter into a Warehouse Facility from time to time; provided that (a) such entity shall not engage in any business or activity other than the ownership, operation and maintenance of Mortgage Loans acquired by such entity, and activities incidental thereto, (b) such entity shall not own any material assets other than Mortgage Loans acquired by such entity, and such incidental personal property as may be necessary for the operation of the Mortgage Loans, (c) such entity shall not incur any Indebtedness except pursuant to the Warehouse Facility Documentation to which such entity is a party and (d) 100% of the Equity Interests in such entity shall be held directly by the Issuer or a Guarantor; and (ii) for the purpose of this clause (ii), so long as it is not a Material Subsidiary, Century Health & Housing Capital, LLC, a Delaware limited liability company and a direct Subsidiary of the Issuer.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility. The amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock into (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Voting Stock (other than in the case of a Foreign Subsidiary, directors’ qualifying shares of Voting Stock or an immaterial amount of shares of Voting Stock required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding Voting Stock (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction”	4.11
“Alternate Offer”	4.10
“Authentication Order”	2.02
“Asset Sale Offer”	4.10
“Change of Control Offer”	4.14
“Change of Control Payment Date”	4.14
“Change of Control Purchase Price”	4.14
“Covenant Defeasance”	8.03

Term	Defined in Section
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Legal Defeasance”	8.02
“LCT Requirements”	4.19
“LCT Test Date”	4.19
“Note Register”	2.03
“notice of acceleration”:	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payment”	4.07
“Reversion Date”	4.18
“Suspended Covenants”	4.18
“Suspension Period”	4.18

SECTION 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “including” means including without limitation;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

SECTION 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including any Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by any Depositary entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(b) Global Notes. Global Notes shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect transfers, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited, subject to the limitations in Sections 4.09 and 4.12; provided that the Initial Notes issued on the Issue Date shall be limited to an aggregate principal amount of $500,000,000.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, waivers, amendments, offers to repurchase, redemption or otherwise as the Initial Notes (but not as to the issue date, the issue price and, under certain circumstances, the first interest payment date and the first date from which interest accrues); provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number; provided, further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Sections 4.09 and 4.12.

(d) Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Note are held by Participants through Euroclear or Clearstream and such provisions shall supersede the provisions in Section 2.06, as applicable, to the extent that they conflict with such provisions, with respect to such transfers.

SECTION 2.02. Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer, by manual, electronic or facsimile signature (including, but not limited to, “DocuSign,” “Orbit” or “pdf.” signature).

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, as the case may be, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order to authenticate (an “Authentication Order”) the Initial Notes, authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrar and Paying Agent. The Issuer shall (a) maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (b) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note shall be treated as the owner of the Note for all purposes. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Each of the Issuer, Parent or any of the Restricted Subsidiaries of Parent may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes representing the Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer, Parent or a Restricted Subsidiary of Parent acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee and the Paying Agent at least ten Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee and the Paying Agent may reasonably require of the names and addresses of the Holders of Notes.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary, (ii) subject to the procedures of the Depositary, the Issuer, at its option (with the consent of the Trustee), notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes, provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903, (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes, (iv) or upon prior written notice given to the Trustee by or on behalf of the Depositary in accordance with this Indenture. Upon the occurrence of any of the preceding events in clauses (i), (ii), (iii) or (iv), Definitive Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the applicable restricted legends required pursuant to Section 2.01 and this Section 2.06. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clauses (i), (ii), (iii) or (iv) and pursuant to Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06; provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (iv), an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained herein and therein.

(ii) Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of a certificate substantially in the form of Exhibit B (with item 2 of such certification being checked), except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) and if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (iii), an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii), (iii) or (iv) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute, upon receipt of an Authentication Order, and the Trustee shall authenticate and mail to the Person designated in the instructions an Unrestricted Definitive Note in the applicable principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; or

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (ii), an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (d)(ii) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this clause (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a) (1), (2), (3), (7) AND (8) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR,” IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF $250,000, (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof except as the Issuer or the Trustee may deem necessary or appropriate to ensure compliance with the Securities Act) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(iv) OID Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO: C/O VELOCITY COMMERCIAL CAPITAL, LLC, 2945 TOWNSGATE ROAD, SUITE 110, WESTLAKE VILLAGE, CALIFORNIA, 91361.”

(v) Definitive Note Legend. Each Definitive Note issued hereunder shall also bear the following legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY AND THE NOTE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(vi) ERISA Legend. Each Global Note and Definitive Note issued hereunder shall also bear the following legend:

“EITHER (A) THE HOLDER OF THIS NOTE (OR ANY INTEREST HEREIN) IS NOT (I) AN “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) SUBJECT TO TITLE I OF ERISA, (II) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (III) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR ANY APPLICABLE SIMILAR LAW) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH OF THE FOREGOING DESCRIBED IN CLAUSES (I), (II) AND (III) BEING REFERRED TO AS A “PLAN”), OR ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING OR HOLDING THIS NOTE OR

ANY INTEREST HEREIN ON BEHALF OF, AS FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF, ANY PLAN OR (B) THE PURCHASE, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(vii) Applicable Procedures for Delegending. After one year has elapsed following (1) the Issue Date or (2) if the Issuer has issued any Additional Notes with the same terms and the same CUSIP number as the Notes within one year following the Issue Date, the date of original issuance of such Additional Notes, if the Notes are freely tradable pursuant to Rule 144 under the Securities Act by Holders who are not Affiliates of the Issuer where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied), the Issuer may, at its option:

(A) instruct the Trustee in writing to remove the Private Placement Legend from the Notes by delivering to the Trustee a certificate in the form of Exhibit F hereto, and upon such instruction the Private Placement Legend shall be removed by the Trustee from any Global Notes representing such Notes without further action on the part of Holders;

(B) notify Holders of the Notes that the Private Placement Legend has been removed or deemed removed; and

(C) instruct DTC to change the CUSIP number for the Notes to the unrestricted CUSIP number for the Notes.

In no event will the failure of the Issuer to provide any notice set forth in this Section 2.06(g)(vii) or of the Trustee to remove the Private Placement Legend constitute a failure by the Issuer to comply with any of its covenants or agreements set forth in Section 6.01 or otherwise. Any Restricted Note (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms shall, upon the Trustee’s receipt of the certificate required by clause (A) above and surrender of such Restricted Note for exchange to the Registrar in accordance with the provisions of Article 2 of this Indenture, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Private Placement Legend.

Notwithstanding any provision herein to the contrary, in the event that Rule 144 as promulgated under the Securities Act (or any successor rule) is amended to change the one-year holding period thereunder (or the corresponding period under any successor rule), (1) each reference in this Section 2.06(g)(vii) to “one year” shall be deemed for all purposes hereof to be references to such changed period, and (2) all corresponding references in the Notes shall be deemed for all purposes hereof to be references to such changed period; provided that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then applicable federal securities laws. This Section 2.06(g)(vii) shall apply to successive amendments to Rule 144 (or any successor rule) changing the holding period thereunder.

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption or tendered for repurchase pursuant to a Change of Control Offer or Asset Sale Offer in whole or in part, except the portion of any Note being redeemed or repurchased in part that is not redeemed or repurchased.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of delivery of a notice of redemption of Notes under Section 3.02 and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not validly withdrawn) for purchase in connection with a Change of Control Offer or an Asset Sale Offer, in each case in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or purchased in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, or interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or other electronic delivery.

(x) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) The Trustee shall have no responsibility for any actions taken or not taken by the Depositary.

SECTION 2.07. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has been notified in writing are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer, a Guarantor, if any, or any Affiliate of the Issuer or a Guarantor, if any.

SECTION 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use CUSIP numbers and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers and/or ISIN numbers in notices of redemption, Change of Control Offers and Asset Sale Offers as a convenience to Holders; provided, the Trustee shall have no liability for any defect in any CUSIP numbers and/or ISIN numbers as they appear on the Notes, on any notice or elsewhere and that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any such notice, and any such redemption or repurchase pursuant to a Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers or ISIN numbers.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee.

(a) If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least fifteen calendar days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate from the Issuer setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

(b) Any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering, financing or other corporate transaction. If such redemption is subject to the satisfaction of one or more conditions precedent, in the Issuer’s discretion the redemption date may be delayed on one or more occasions until such time (including more than 60 days after the notice of redemption was sent) as any or all such conditions shall have been satisfied or waived or the redemption may be rescinded in the event any such conditions shall not have been satisfied or waived by the original redemption date or the redemption date so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(c) The Trustee shall not be liable for any actions taken or not taken by DTC.

SECTION 3.02. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interest in such Global Notes will be selected for redemption by DTC in accordance with Applicable Procedures. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee or DTC, as applicable, from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; no Notes of $2,000 or less may be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03. Notice of Redemption. (a) Subject to Section 3.09, the Issuer shall mail or cause to be given (or, in the case of Global Notes, delivered, in accordance with the Applicable Procedures) notices of redemption at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address (with a copy to the Trustee), except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance pursuant to Article 8 or a satisfaction and discharge of this Indenture pursuant to Article 11.

(b) The notice shall identify the Notes to be redeemed (including CUSIP number(s)) and shall state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and

(9) if in connection with a redemption pursuant to Section 3.01(b), any condition to such redemption.

(c) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least fifteen calendar days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate of the Issuer requesting that the Trustee give such notice and attaching a copy of the notice to be delivered to each Holder of Notes.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.01(b)). The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest shall cease to accrue on Notes or portions of Notes called for redemption, so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

SECTION 3.05. Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

SECTION 3.07. Optional Redemption.

(a) At any time prior to February 15, 2028, the Issuer may on any one or more occasions redeem all or a part of the Notes, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable date of redemption (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption).

(b) Additionally, at any time, or from time to time, on or prior to February 15, 2028, the Issuer may, at its option, use the net cash proceeds of one or more Equity Offerings, to redeem up to 40.0% of the aggregate principal amount of all Notes originally issued under this Indenture (including any Additional Notes) at a redemption price equal to 109.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption); provided that:

(i) at least 60.0% of the aggregate principal amount of all Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after any such redemption; and

(ii) the Issuer makes such redemption not more than 120 days after the consummation of any such Equity Offering.

(c) On or after February 15, 2028, the Issuer may on any one or more occasions redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on February 15 of the years indicated below (subject to the rights of Holders of Notes on the relevant regular Record Date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable date of redemption):

Year	Percentage
2028	104.688%
2029	102.344%
2030 and thereafter	100.000%

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(e) In addition to the Issuer’s rights to redeem Notes pursuant to Sections 3.07(a), (b) and (c), the Issuer and its Affiliates may at any time and from time to time purchase Notes in open-market transactions, tender offers, exchange offers, negotiated transactions or otherwise.

Notwithstanding the foregoing, in the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer or an Alternate Offer and the Issuer (or any third party making such Change of Control Offer in lieu of the Issuer as described in Section 4.14) purchases all of the Notes held by such Holders, the Issuer will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Purchase Price, plus accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption (or, in the case of an Alternate Offer, at the purchase price paid in accordance with the terms of such Alternate Offer, plus, to the extent not included in the terms of such Alternate Offer, accrued and unpaid interest, if any, on the notes that remain outstanding, to, but excluding, the date of redemption), in each case subject to the right of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

SECTION 3.08. Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and Pari Passu Debt, as provided in Section 4.10. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee, or otherwise in accordance with the Applicable Procedures. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Debt. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that an Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open (which shall be for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law);

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess of $2,000;

(vi) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note which is attached as Exhibit A hereto, completed, to the paying agent at the address specified in the notice (or transfer by book-entry transfer to the Depositary, as applicable) prior to the close of business on the third Business Day prior to the Purchase Date;

(vii) that Holders shall be entitled to withdraw their tendered Notes and their election, if any, to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Debt surrendered by the holders thereof exceeds the Offer Amount, the Issuer will determine the amount of the Notes and such Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to the Applicable Procedures) and the Trustee will select the Notes to be purchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interest in such global notes will be selected for purchase by DTC in accordance with its Applicable Procedures (with such adjustments as may be appropriate so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased);

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; and

(x) any other instructions, as determined by the Issuer, consistent with this Section 3.09 and Section 4.10, that a Holder must follow.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a basis and as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes and, if required, Pari Passu Debt or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and Pari Passu Debt tendered and (ii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate of the Issuer stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000, in excess of $2,000. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to 11:00 a.m. New York City time on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent, money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. Upon written request therefore, the Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent, as applicable, by the Issuer in excess of the amount necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be purchased.

(h) Other than as specifically provided in this Section 3.09, Section 4.10 or Section 4.14, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, or interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary of Parent, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, or interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency. The Issuer shall maintain in the United States an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 where Notes may be surrendered for registration of transfer or for exchange. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

SECTION 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding and whether or not required by the rules and regulations of the SEC, Parent will file with the SEC and furnish to the Trustee and the Holders of Notes, within five days of the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-K and 10-Q if Parent were required to file such reports; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 4.01, 4.02 and 5.01 as in effect on the Issue Date, regardless of whether Parent was required by the SEC’s rules and regulations to file such reports; provided, however, that (A) no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between Parent (or any of its Subsidiaries) and any director, manager or executive officer, of Parent (or any of its Subsidiaries), (B) no such current report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein (other than providing reconciliations of such non-GAAP information to extent included in the Offering Memorandum), (C) no such current report will be required to comply with Regulation S-X (other than providing financial statements in connection with acquisitions and dispositions in accordance with Articles 3-05 and 11) and (D) no such current report will be required to provide any information that is not otherwise similar to information currently included in the Offering Memorandum.

The availability of the foregoing materials on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy Parent’s delivery obligation.

To the extent Parent is not required to file any of the reports required by this Section 4.03 with the SEC, Parent, (x) as promptly as reasonably practicable after furnishing to the Holders of Notes the reports and financial statements required by clause (a)(i) of this Section 4.03, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; provided that Parent may satisfy the requirements of this clause by holding the required conference call as part of any earnings call of Parent and (y) shall issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker dealers and securities analysts to contact the appropriate person at Parent to obtain such information.

(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Parent’s consolidated financial statements by Parent’s certified independent accountants, and each Form 10-K and 10-Q will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Parent and its consolidated Subsidiaries.

(c) If, at any time, Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, Parent will also provide a presentation, either in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section or a different section of the Form 10-K or 10-Q (or it may furnish such information separately to the Trustee and the Holders of Notes), an analysis and discussion of the material differences with respect to the financial condition and results of operations of Parent and its Restricted Subsidiaries as compared to Parent and all of its other subsidiaries (including such Unrestricted Subsidiaries).

(d) If, at any time, Parent is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Parent will nevertheless continue filing the reports specified in clauses (a), (b) and (c) of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. Parent will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Parent’s filings for any reason, Parent shall post the reports referred to in clauses (a), (b) and (c) of this Section 4.03 on a website within the time periods that would apply if Parent were required to file those reports with the SEC; provided, however, that, so long as Parent is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports (a) will not be required to comply with Section 302 or 404 of the Sarbanes-Oxley Act of 2002 or related Items 307 and 308 of Regulation S-K promulgated by the Commission or Item 601 of Regulation S-K (with respect to exhibits) and (b) will not be required to comply with Section 13(r) of the Exchange Act (relating to the Iran Threat Reduction and Syrian Human Rights Act) or Rule 13p-1 under the Exchange Act and Form SD (relating to conflict minerals).

(e) In addition, Parent agrees that, to the extent not satisfied by the foregoing, for so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report or other information required by this covenant shall be deemed cured (and Parent shall be deemed to be in compliance with this Section 4.03) upon furnishing or filing such report or other information as contemplated by this Section 4.03 (but without regard to the date on which such report or other information is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders under Article 6 of this Indenture if payment of the Notes has been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

(g) The Trustee shall have no duty to review or analyze reports delivered to it or to determine whether any report has been filed by the Issuer or posted on the Issuer’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including Parent’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Nothing contained in this Section 4.03 will impose any duty on Parent under the Sarbanes-Oxley Act of 2002, as amended, and the related SEC rules that would not otherwise be applicable.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from an Officer of Parent stating that a review of the activities of Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Parent and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge Parent and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action Parent and its Restricted Subsidiaries are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of Parent or any Restricted Subsidiary of Parent gives any notice or takes any other action with respect to a claimed Default, the Issuer shall, within five Business Days after becoming aware of such Default, deliver written notice to the Trustee specifying such event and what action Parent and its Restricted Subsidiaries are taking or propose to take with respect thereto.

SECTION 4.05. Taxes. Parent shall pay, and shall cause its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06. Stay, Extension and Usury Laws. Each of the Issuer and any Guarantor covenants (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer and any Guarantor (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Parent or dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on, or in respect of, any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) on or in respect of shares of Parent’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock;

(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Parent or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than in exchange for Qualified Capital Stock of Parent) held by Persons other than Parent or its Restricted Subsidiaries;

(iii) purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Parent or any Restricted Subsidiary of Parent (other than Indebtedness owed by Parent or any Restricted Subsidiary of Parent to another Restricted Subsidiary of Parent or Parent, or any such payment on Indebtedness due within one year of the date of purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement) that is expressly contractually subordinate or junior in right of payment to the Notes or the Note Guarantees; or

(iv) make any Restricted Investment, if, at the time of such action (each such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as, a “Restricted Payment”), or immediately after giving effect thereto:

(A) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(B) immediately after giving effect thereto on a pro forma basis, Parent is not able to incur at least $1.00 of additional Indebtedness pursuant to the Non-Securitization Debt to Equity Ratio, Non-Securitization Senior Debt Service Coverage Ratio and Unencumbered Assets Ratio tests set forth in Section 4.09, provided, however, that for purposes of measuring the Non-Securitization Senior Debt Service Coverage Ratio in this paragraph (B), the proviso in clause (ii) of Section 4.09(a) (with respect to the Liquidity of Parent and its Subsidiaries) shall not apply; or

(C) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:

(1) 50.0% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from September 30, 2025 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Parent (or in the case of clause (ii) below, any Restricted Subsidiary of Parent) from any Person after the Issue Date from:

(x) any contribution to its common equity capital or from the issue or sale of Equity Interests of Parent (other than Disqualified Capital Stock and Excluded Contributions); or

(y) the incurrence, issuance or sale of Indebtedness of Parent or any of its Restricted Subsidiaries, in each case, that has been converted into or exchanged for such Equity Interests of Parent (other than (i) Disqualified Capital Stock or (ii) Equity Interests sold to a Subsidiary of Parent); plus

(3) to the extent not included in Consolidated Net Income, 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by Parent or any of its Restricted Subsidiaries by means of any sale, disposition, transfer, liquidation or repayment (including by way of dividends, payment of interest or repayment of principal) of any Restricted Investments made by Parent or any of its Restricted Subsidiaries after the Issue Date in any Person in an amount up to the amount of the original Investment made in such Person, less the cost of the disposition of such Investment; plus

(4) to the extent that any Unrestricted Subsidiary of Parent is designated as a Restricted Subsidiary of Parent (or is merged, consolidated or amalgamated with or into, or otherwise transfers or conveys assets to, Parent or any of its Restricted Subsidiaries) after the Issue Date, the Fair Market Value of Parent’s Investment in such Subsidiary as of the date of such designation or transaction.

(b) The foregoing provisions will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice under this Indenture;

(ii) the making of any Restricted Payment, either (A) solely in exchange for shares of Qualified Capital Stock of Parent, (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Parent) of shares of Qualified Capital Stock of Parent, or (C) through the application of a substantially concurrent cash capital contribution received by Parent from its shareholders (which sale for cash of Qualified Capital Stock or capital contribution (to the extent so used) shall be excluded from the calculation of amounts under clause (iv)(C)(2) of Section 4.07(a) and which sale or contribution being deemed substantially concurrent if such Restricted Payment occurs within 60 days of such sale or contribution);

(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Parent or any Restricted Subsidiary (including the acquisition of any shares of Disqualified Capital Stock of Parent) that is contractually subordinated to the Notes or to any Note Guarantee in exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness (with an incurrence being deemed substantially concurrent if such Restricted Payment occurs within 60 days of such incurrence); provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iv) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), the repurchase, retirement or other acquisition or retirement for value by Parent of Common Stock of Parent (or options, warrants or other rights to acquire Common Stock of Parent) from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of Parent or any of its Subsidiaries or their authorized representatives, in an aggregate amount not to exceed $10.0 million in any calendar year; plus (A) the aggregate net cash proceeds received by Parent after the Issue Date from the issuance of such Equity Interests by Parent to, or the exercise of options to purchase such Equity Interests by, any current or former director, officer or employee of Parent or any of its Subsidiaries (provided that the amount of such net cash proceeds received by Parent and utilized pursuant to this clause (iv)(A) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (iv)(C)(2) of Section 4.07(a)) and (B) the proceeds of “key-man” life insurance policies that are used to make such redemptions or repurchases; provided that any unused amounts available pursuant to this clause (iv) to be utilized for Restricted Payments during any calendar year may be carried forward and utilized in the immediately succeeding calendar year (and not thereafter) and provided, further, that the cancellation of Indebtedness owing to Parent from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of Parent or any of its Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Indenture;

(v) (A) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities, and (B) repurchases of Equity Interests or options to purchase Equity Interests deemed to occur in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent necessary to pay applicable withholding taxes;

(vi) any payment of cash by Parent in respect of fractional shares of Parent’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(vii) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of Parent or Preferred Stock of any Restricted Subsidiary of Parent issued on or after the Issue Date in accordance with Section 4.09;

(viii) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Parent to the holders of its common Equity Interests on a pro rata basis or otherwise in accordance with the terms of the applicable partnership agreement or limited liability company agreement, in effect as of the Issue Date;

(ix) declare and pay dividends or distributions, or make loans to, any owner of Equity Interests of any direct or indirect Restricted Subsidiary of the Parent in amounts required under the organizational documents of such Subsidiary to provide such owner funds to pay the portion of any U.S. federal, state, local and foreign income taxes (as applicable) that are attributable to the taxable income of such Subsidiary allocated to such Equity Interests, calculated on a basis of assumed tax rates not in excess of the maximum marginal rates for such taxes payable by a resident of the United States (or, as applicable, foreign jurisdiction);

(x) Restricted Payments that are made with Excluded Contributions;

(xi) upon occurrence of a Change of Control or Asset Sale and within 60 days after the completion of the Change of Control Offer or Asset Sale Offer pursuant to Section 4.10 or 4.14 of this Indenture, as applicable (including the purchase of all Notes tendered), any purchase or redemption of Obligations of Parent or any of its Restricted Subsidiaries that are subordinate or junior in right of payment to the Notes or any Note Guarantee required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% (in the case of a Change of Control) or 100% (in the case of an Asset Sale) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom); and

(xii) Restricted Payments, together with all other Restricted Payments made pursuant to this clause (xii), in an amount not to exceed the greater of (i) $35.0 million and (ii) 0.5% of Total Assets of Parent and its Restricted Subsidiaries as of the date of such Restricted Payment.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iv)(C) of Section 4.07(a), amounts expended pursuant to clauses (i), (iv), and (vii) of the immediately preceding paragraph shall be included, and amounts expended pursuant to clauses (ii), (iii), (v), (vi), (viii), (ix), (x), (xi) and (xii) shall be excluded, in such calculation.

For purposes of determining compliance with this Section 4.07, if any Investment or Restricted Payment would be permitted pursuant to one or more of the provisions described in Section 4.07(b) and/or one or more exceptions contained in the definition of “Permitted Investments,” Parent may classify all or any portion of such Investment or Restricted Payment in any manner that complies with this Section 4.07 or the definition of “Permitted Investments” and may later reclassify all or any portion of any such Investment or Restricted Payment in any manner that complies with this Section 4.07 or the definition of “Permitted Investments” so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exceptions as of the date of such reclassification.

SECTION 4.08. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Parent shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of Parent to;

(i) pay dividends or make any other distributions on or in respect of its Capital Stock to Parent or any of its Restricted Subsidiaries;

(ii) make loans or advances or to pay any Indebtedness or other obligation owed to Parent or any Restricted Subsidiary of Parent; or

(iii) transfer any of its property or assets to Parent or any other Restricted Subsidiary of Parent.

(b) Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable law, rule, regulation or order;

(ii) this Indenture, the Notes and any Note Guarantees;

(iii) customary provisions of any contract, lease or license restricting assignments, subservicing, subcontracting or other transfers;

(iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction (x) is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or (y) is not more restrictive, taken as a whole, than the restrictions in the foregoing clause (ii) above;

(v) the Existing Warehouse Facilities as each exists on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to facilities similar to the Existing Warehouse Facilities (under the relevant circumstances) and will not materially affect the Issuer’s ability to make anticipated principal, premium and interest payments on the Notes (as determined in good faith by Parent);

(vi) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(vii) restrictions on the transfer of assets (other than cash) held in a Restricted Subsidiary of Parent imposed under any agreement governing Indebtedness incurred in accordance with this Indenture;

(viii) provisions in agreements evidencing Permitted Warehouse Indebtedness or Permitted Securitization Indebtedness, in each case, that impose restrictions on the collateral securing such Indebtedness, provide for financial covenants, limitations on affiliate transactions, the transfer of all or substantially all assets, other fundamental changes or other customary limitations which, in each case as determined in good faith by Parent, are customary or will not materially affect the ability of the Issuer to pay the principal, interest and premium on the Notes;

(ix) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(x) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(xi) any agreement or instrument governing Capital Stock of any Person that is acquired; provided that such encumbrances or restrictions are not created in contemplation of such acquisition;

(xii) the requirements of any Securitization Facility or Warehouse Facility that are exclusively applicable to any Securitization Entity, Securitization Issuer Entity, Securitization Depositor Entity, Warehouse Facility Entity, or other special purpose Subsidiary of Parent formed in connection therewith;

(xiii) customary provisions in joint venture and other similar agreements relating solely to the assets or the Equity Interests of such joint venture;

(xiv) customary provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(xv) restrictions on cash or other deposits or net worth imposed by customers or other counterparties of Parent and its Restricted Subsidiaries under contracts entered into in the ordinary course of business;

(xvi) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 4.08(a);

(xvii) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property not otherwise prohibited under this Indenture;

(xviii) agreements governing other Indebtedness, Disqualified Capital Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances and restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees or pursuant to Existing Debt, as in effect on the Issue Date, whichever is more restrictive, as determined in good faith by Parent;

(xix) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent that such restrictions apply only to the property or assets securing such Indebtedness; and

(xx) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (ii) through (iv) and (vi) through (xix) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent’s Board of Directors, whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09. Limitation on Incurrence of Indebtedness.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, incur any additional Indebtedness (other than Permitted Indebtedness) if, immediately after giving effect to the incurrence of such additional Indebtedness and the repayment, repurchase, defeasance, redemption or other discharge of any other Indebtedness with proceeds of the Indebtedness being so incurred, or in connection with the transactions pursuant to which such Indebtedness is being incurred, and any other application of the proceeds from such additional Indebtedness, on a pro forma basis:

(i) The Non-Securitization Debt to Equity Ratio would be greater than 2.00 to 1.00;

(ii) The Non-Securitization Senior Debt Service Coverage Ratio would be less than 1.75 to 1.00, determined on a pro forma basis, as if such additional Indebtedness had been incurred, and the application of the proceeds therefrom had occurred at the beginning of the applicable Testing Period, provided that, at any time the Liquidity of Parent and its Subsidiaries exceeds $100.0 million, the limitation described in this clause (ii) will not apply; or

(iii) The Unencumbered Assets Ratio would be less than 1.25 to 1.00.

(b) Notwithstanding Section 4.09(a), Parent and its Restricted Subsidiaries may incur additional Indebtedness, without regard to the limitations set forth in clauses (i), (ii) and (iii) above, in an aggregate principal amount outstanding at any one time not to exceed the greater of (i) $35.0 million and (ii) 0.5% of Total Assets of Parent and its Restricted Subsidiaries (in each case, determined as of the last day of the most recently ended fiscal quarter for which internal financial statements are available).

SECTION 4.10. Asset Sales.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, other than a Required Asset Sale, unless:

(i) Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) except in the case of an Asset Swap, at least 75.0% of the consideration received in the Asset Sale by Parent or such Restricted Subsidiary, together with all other Asset Sales since the Issue Date (on a cumulative basis), is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on Parent’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets (or a third party on behalf of such transferee) pursuant to a customary novation or other agreement that releases Parent or such Restricted Subsidiary from further liability;

(B) any securities, Notes or other obligations or assets received by Parent or any such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion;

(C) any Designated Noncash Consideration received by Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $70.0 million and (y) 1.0% of Total Assets of Parent and its Restricted Subsidiaries, at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(D) any stock or assets of the kind referred to in clauses (ii) and (iii) of Section 4.10(b).

(b) Within 450 days after the receipt of any Net Proceeds from an Asset Sale, including a Required Asset Sale, Parent (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option, in any combination of the following:

(i) to prepay or repay Obligations under (w) Indebtedness secured by a Lien on the asset or assets that were subject to such Asset Sale, (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (y) Warehouse Indebtedness, or (z) other Unsecured Indebtedness of the Parent or any Guarantor; provided that, in each case, to the extent Parent (or the applicable Restricted Subsidiary, as the case may be) repays any Obligations under clause (z) that do not constitute Notes Obligations, the Issuer will equally and ratably reduce the Notes Obligations pursuant to Section 3.07 through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or make an offer (an “Asset Sale Offer”) (in accordance with the procedures set forth below and in Section 3.09 for an Asset Sale Offer) to all Holders to equally and ratably purchase their Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the principal amount of Notes so purchased to, but excluding, the date of purchase;

(ii) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Parent; or

(iii) to acquire or invest in other assets that are used or useful in a Permitted Business (including, without limitation, Mortgage Loans, Securitization Assets, Residual Interests, REO Assets, mortgage-related securities and derivatives, other mortgage-related receivables, and other similar assets (or any interest in any of the foregoing));

provided that, in the case of clauses (ii) and (iii) above, a binding commitment entered into within such 450-day period shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Parent or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided, further, that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below) after the later of (A) 450 days after the date of the applicable Asset Sale and (B) the termination of such Acceptable Commitment (unless another Acceptable Commitment is entered into with respect thereto prior to such date). In connection with any Asset Sale Offer made by the Parent or Issuer with Net Proceeds from an Asset Sale pursuant to clause (i) above, the Parent or Issuer shall be deemed to have applied all Net Proceeds proposed to be applied toward the purchase of Notes in such Asset Sale Offer regardless of how many Notes are actually tendered and purchased in such Asset Sale Offer; provided that the Parent or Issuer purchases the maximum amount of Notes validly tendered and not validly withdrawn in such Asset Sale Offer. If any Net Proceeds that were proposed to be used to repurchase Notes in any such Asset Sale Offer remain after consummation of such Asset Sale Offer, the Issuer may use those Net Proceeds for any purpose not otherwise prohibited by this Indenture.

Pending the final application of any Net Proceeds, Parent (or the applicable Restricted Subsidiary, as the case may be) may temporarily reduce Warehouse Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested within 450 days (as extended by any Acceptable Commitment) as provided above in this Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (i) $70.0 million and (ii) 1.0% of Total Assets of Parent and its Restricted Subsidiaries, within 30 days thereof, the Parent or Issuer will make an Asset Sale Offer to all Holders of Notes (with a copy to the Trustee) and, if and to the extent required by the terms of any Pari Passu Debt, to the holders of such Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redemption with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or, in the case of any other Pari Passu Debt offered at a significant original issue discount, 100% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Pari Passu Debt) plus accrued and unpaid interest to, but excluding, the date of purchase, and will be payable in cash. The Issuer or Parent may satisfy the foregoing obligation with respect to such Excess Proceeds from an Asset Sale by making an Asset Sale Offer with respect to all or a portion of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”). If any Excess Proceeds remain after consummation of an Asset Sale Offer (or if any Advance Portion remains after consummation of an Advance Offer), the Parent or Issuer may use those Excess Proceeds or excess Advance Portion for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and, to the extent required by the terms of any Pari Passu Debt, Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Parent or Issuer will determine the amount of the Notes and Pari Passu Debt to be purchased on a pro rata basis or as nearly a pro rata basis as is practicable (subject to DTC procedures) and the Trustee will select the Notes to be purchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are in global form, interests in such Global Notes will be selected for purchase by DTC in accordance with its Applicable Procedures. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero, but in the case of an Advance Offer, the amount of the Net Proceeds the Issuer or Parent is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Advance Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuer may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

The Parent or Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer or Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Parent or Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”) involving an aggregate payment or other consideration in excess of $5.0 million other than:

(i) Affiliate Transactions permitted pursuant to Section 4.11(c); and

(ii) Affiliate Transactions on terms that, in the good faith judgment of Parent or the applicable Restricted Subsidiary, are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Parent or such Restricted Subsidiary.

(b) All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other consideration with a Fair Market Value in excess of $15.0 million shall be approved by the Board of Directors of Parent or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions of Section 4.11(a).

(c) The restrictions set forth in Sections 4.11(a) and 4.11(b) shall not apply to:

(i) any employment or consulting agreement, employee or director benefit plan, officer or director compensation or indemnification agreement or any similar arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business or approved in good faith by the Board of Directors of Parent and payments pursuant thereto and the issuance of Equity Interests of Parent (other than Disqualified Capital Stock) to directors, employees and consultants pursuant to stock option or stock ownership, bonus or benefit plans;

(ii) transactions between or among Parent and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries;

(iii) transactions between Parent or one of its Restricted Subsidiaries and any Person in which Parent or one of its Restricted Subsidiaries has made an Investment in the ordinary course of business and such Person is an Affiliate solely because of such Investment;

(iv) transactions between Parent or one of its Restricted Subsidiaries and any Person in which Parent or any of its Restricted Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

(v) any agreement or arrangement as in effect as of the Issue Date and any such agreement or arrangement as it may be amended or replaced from time to time and any transactions or payments contemplated thereby (including pursuant to any such agreement or arrangement as so amended or replaced) so long as any such agreement or arrangement as so amended or replaced, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement or arrangement as in effect on the Issue Date (as determined by Parent in good faith);

(vi) an agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, Parent or a Restricted Subsidiary and not entered into in contemplation of such acquisition or merger;

(vii) Restricted Payments or Permitted Investments (other than pursuant to clause (15) of the definition of Permitted Investments) permitted by this Indenture or any payments to Parent that are not made as a Restricted Payment but as a reimbursement of expenses incurred or paid on behalf of Parent or any of its Restricted Subsidiaries and entering into any agreement pursuant to which any such Restricted Payment, Permitted Investment or permitted payments to Parent are made;

(viii) sales of Qualified Capital Stock by Parent to Affiliates and capital contributions to Parent from Affiliates;

(ix) the existence of, or the performance by Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Parent or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially more disadvantageous to the Holders of the Notes (as determined by Parent in good faith);

(x) transactions in which Parent or any Restricted Subsidiary of Parent, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is fair, from a financial standpoint, to Parent or such Restricted Subsidiary;

(xi) payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practice; and

(xii) transfers or sales of (x) Securitization Assets or related assets to a Securitization Entity in connection with the incurrence of any Permitted Securitization Indebtedness and (y) assets to a Warehouse Facility Entity in connection with the incurrence of Permitted Warehouse Indebtedness.

SECTION 4.12. Limitation on Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due to the Holders under this Indenture and the Notes are secured on an equal and ratable basis with (or at the Parent’s election, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien (other than Permitted Liens).

SECTION 4.13. [Reserved].

SECTION 4.14. Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right (unless the Issuer has exercised its right to redeem all of the Notes as described in Section 3.07 by sending a notice of redemption) to require that the Issuer purchase all or a portion of such Holder’s Notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price in cash equal to 101.0% of the principal amount thereof (such price, the “Change of Control

Purchase Price”) plus accrued and unpaid interest, if any, to, but excluding, the applicable Change of Control Payment Date referred to below (subject to the right of Holders of record on the relevant record date to receive interest due on any interest payment date falling on or prior to such Change of Control Payment Date (as such term is defined below)).

(b) Within 30 days following the date upon which a Change of Control Triggering Event shall have occurred, the Issuer must (unless the Issuer has exercised its right to redeem all of the Notes as described in Section 3.07 by sending a notice of redemption) send (or cause to be sent), electronically or by first class mail, a notice to each Holder of Notes (or, in the case of Notes in global form, send such notice in accordance with the Applicable Procedures, if any, of DTC), with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes that are validly tendered and not withdrawn will be accepted for payment;

(ii) the Change of Control Purchase Price and the purchase date, which must be a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed (or otherwise transmitted), other than as may be required by law (the “Change of Control Payment Date”);

(iii) that any Note not tendered will continue to accrue interest;

(iv) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date (unless the Issuer shall default in the payment of such Change of Control Purchase Price of the Notes) and the only remaining right of the Holder will be to receive payment of the Change of Control Purchase Price upon surrender of the applicable Note to the paying agent;

(v) that Holders electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in denominations of $1,000 and integral multiples of $1,000 in excess thereof, provided that the remaining principal amount of any such Note surrendered for repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof;

(vi) that if a Holder elects to have a Note purchased pursuant to a Change of Control Offer, it will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note duly completed, to the Person and at the address specified in the notice (or, in the case of Global Notes, to surrender the Note and provide the information required by such form in accordance with the Applicable Procedures, if any, of DTC) prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(vii) that a Holder will be entitled to withdraw its election if the Issuer receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile or electronic transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased;

(viii) that if any Note is purchased only in part a new Note will be issued in principal amount equal to the unpurchased portion of the Note surrendered; and

(ix) any other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

(c) On or before a Change of Control Payment Date for the Notes, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes validly tendered and not withdrawn pursuant to the Change of Control Offer in accordance with (b)(iv) of this Section 4.14;

(ii) deposit with a paying agent an amount equal to the payment due in respect of all Notes or portions thereof so tendered and not withdrawn;

(iii) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted for payment; and

(iv) deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the applicable provisions of this Indenture.

(d) The Issuer, the Depositary, if any, appointed by the Issuer for such Change of Control Offer or a paying agent, as the case may be, shall promptly mail or deliver (or, in the case of Global Notes, deliver in accordance with the applicable procedures, if any, of the Depositary) to each tendering Holder an amount equal to the Change of Control Purchase Price of the Notes validly tendered by such Holder and not withdrawn and accepted by the Issuer for purchase. Further, the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver (including by book-entry transfer) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note accepted for payment (it being understood that, notwithstanding anything in this Indenture to the contrary, no Officer’s Certificate or Opinion of Counsel will be required for the Trustee to authenticate and mail or deliver any such new Note). Any Note not so accepted shall be promptly mailed or delivered (including by book-entry transfer) by the Issuer or the Trustee to the Holder thereof.

(e) Interest on Notes (or portions thereof) validly tendered and not withdrawn pursuant to a Change of Control Offer will cease to accrue on and after the applicable Change of Control Payment Date (unless the Issuer shall default in the payment of such Change of Control Purchase Price of the Notes).

(f) If the Change of Control Payment Date is on or after a record date and on or before the related Interest Payment Date for the Notes, any accrued and unpaid interest on the Notes to, but excluding, the Change of Control Payment Date will be paid to the Persons in whose names the applicable Notes are registered at the close of business on the applicable record date.

(g) The Issuer will not be required to make a Change of Control Offer for the Notes upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 that are applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any Change of Control Triggering Event, the Issuer (or any Affiliate of any of the Issuer) has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(h) Notwithstanding anything in this Indenture to the contrary, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control or conditioned upon the occurrence of such Change of Control, if a definitive agreement regarding such Change of Control is in effect at the time of making the Change of Control Offer or Alternate Offer.

(i) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof. Notwithstanding the foregoing, the Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions. This paragraph also applies to a Change of Control Offer made by a third party.

(j) (i) The provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event (including the respective definitions relating thereto) and the terms of any such offer may, subject to the limitations described in Article 9 of this Indenture, be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. (ii) A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of the Indenture, the Notes and/or the Note Guarantees so long as the tender of Notes by a Holder is not conditioned upon the delivery of consents by such Holder. (iii) In addition, the Issuer or any third party that is making the Change of Control Offer or Alternate Offer may, subject to applicable law, increase or decrease the price offered to each other Holder in such offer (or decline to pay any early tender or similar premium), being offered to Holders at any time in its sole discretion, so long as, in the case of a Change of Control Offer, the applicable Change of Control Purchase Price is at least equal to 101.0% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon.

SECTION 4.15. Limitation on the Issuance of Note Guarantees by Restricted Subsidiaries. If the Parent or any Restricted Subsidiary of Parent acquires or forms a Restricted Subsidiary that is not an Excluded Subsidiary, or any Excluded Subsidiary ceases to fit within the definition thereof, within 30 days of the date on which such Restricted Subsidiary is acquired or formed or such Excluded Subsidiary ceases to constitute an Excluded Subsidiary, Parent will cause such Restricted Subsidiary to fully and unconditionally guarantee the Notes, jointly and severally with any other Guarantors, and to execute a supplement to this Indenture setting forth such Note Guarantee (together with an Opinion of Counsel as to the enforceability of such Note Guarantee) and take all actions required by this Indenture.

Notwithstanding the foregoing, with respect to any Restricted Subsidiary that is a regulated entity, such Restricted Subsidiary shall be permitted to provide a Note Guarantee that complies with any applicable Agency Requirements, including, but not limited to, minimum net worth or capital requirements.

SECTION 4.16. Limitation on Sale and Leaseback Transactions. Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Parent and any Restricted Subsidiary of Parent may enter into a sale and leaseback transaction if:

(a) Parent or such Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Section 4.09;

(b) the consideration of that sale and leaseback transaction is at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(c) the transfer of assets in that sale and leaseback transaction is permitted by, and Parent or such Restricted Subsidiary, as applicable, applies the proceeds of such transaction in compliance with Section 4.10.

SECTION 4.17. Designation of Unrestricted and Restricted Subsidiaries.

(a) The Board of Directors of Parent may designate any Restricted Subsidiary of Parent (other than the Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary of Parent is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be (i) an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant in Section 4.07 or (ii) under one or more clauses of the definition of “Permitted Investments,” as determined by Parent. Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if

(1) such Indebtedness is permitted under Section 4.09 and Section 4.12, in each case calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period in which such designation is made; and

(2) no Default or Event of Default would occur and be continuing following such designation.

SECTION 4.18. Covenant Suspension. During any period of time that the Notes are rated Investment Grade and no Default or Event of Default has occurred and is then continuing, Parent and its Restricted Subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and Section 5.01(a)(iv) and 5.01(c)(iv) (collectively, the “Suspended Covenants”). In the event that Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time (the “Suspension Period”) as a result of the preceding sentence and, subsequently, at least two of the Rating Agencies, as applicable, withdraw their ratings or downgrades the ratings assigned to the Notes such that the Notes are not rated Investment Grade (the “Reversion Date”), then Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) Parent or any of its Restricted Subsidiaries during the Suspension

Period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the Reversion Date, (a) calculations with respect to Restricted Payments will be made in accordance with the terms of Section 4.07 as though such covenant had been in effect prior to and throughout the Suspension Period, and accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of Section 4.07, (b) for purposes of Section 4.08, on the Reversion Date, any consensual encumbrances or restrictions of the type specified in clause Section 4.08(a)(i), (a)(ii) or (a)(iii) entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under Section 4.08(b)(vi), (c) for purposes of Section 4.11, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero and (d) for purposes of Section 4.11, any Affiliate Transaction (as defined below) entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of Parent entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date of this Indenture for purposes of Section 4.11(c)(v).

During a Suspension Period, Parent may not designate any of its Subsidiaries as Unrestricted Subsidiaries. The Issuer will provide the Trustee with prompt written notice of the commencement of any Suspension Period or Reversion Date. The Trustee shall have no duty to monitor the ratings of the Notes and shall have no duty to inform the Holders if the Notes achieve Investment Grade ratings.

SECTION 4.19. Limited Condition Transactions. With respect to any Limited Condition Transaction, notwithstanding anything to the contrary in this Indenture:

(a) To the extent that the terms of this Indenture require (A) compliance with financial ratio or test (including, without limitation, any Non-Securitization Debt to Equity Ratio test or any Non-Securitization Senior Debt Service Coverage Ratio test or any Unencumbered Assets Ratio test, as described in Section 4.09), and/or any basket expressed as a percentage of Total Assets, (B) the absence of a Default or Event of Default (or any type of Default or Event of Default), (C) compliance with, or determination of availability under, any basket (including any categories (or subcategories) or items or any applicable defined terms used in any of the foregoing, including any measured as a percentage of Total Assets) or (D) compliance with, or satisfaction of, any other condition or requirement, in each case, in connection with any Limited Condition Transactions (or any actions and transactions in connection with any Limited Condition Transaction (including the incurrence of any Indebtedness)) and any actions or transactions related thereto, determination of whether the relevant conditions or requirement described in subclauses (A) through (D) above (the “LCT Requirements”) are satisfied or complied with may be made, at the election of the Issuer, on the date (the “LCT Test Date”) the definitive agreements or letter of intent for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of irrevocable notice (which may be conditional or subject to deferral) with respect to Indebtedness or declaration of a dividend or other distribution).

(b) If, after giving effect to the Limited Condition Transaction (any related actions and transactions, including the incurrence of any Indebtedness and the use of proceeds thereof) and any related pro forma adjustments on a pro forma basis, Parent or any of its Subsidiaries would have been permitted to take such actions or consummate such Limited Condition Transaction (and all related actions and transactions) on the relevant LCT Test Date in compliance with any applicable LCT Requirements, all applicable LCT Requirements shall be deemed to have been complied with (or satisfied) for all purposes and Parent and any of its Subsidiaries may consummate such Limited Condition Transaction and take or consummate all related actions and transactions at any time subsequent to the LCT Test Date regardless of whether any LCT Requirement determined or tested as of the LCT Test Date would at any time subsequent to such LCT Test Date fail to be complied with or satisfied for any reason whatsoever (including due to the occurrence or existence of any event, fact or circumstance), and no Default or Event of Default shall be deemed to have occurred as a result of the consummation of such Limited Condition Transaction and taking or consummation of all related actions and transactions.

(c) If quarterly or annual internal financial statements, as applicable, are available (as determined in good faith by Parent) (i) Parent may elect, in its sole discretion, to redetermine compliance with, or satisfaction of, all applicable LCT Requirements on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (ii) except as contemplated in the foregoing clause (i), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date.

(d) In calculating the availability under any ratio, test, basket, cap or threshold in connection with any action or transaction unrelated to such Limited Condition Transaction (including any other Limited Condition Transaction and related actions and transactions) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, the notice of redemption, purchase or repayment or the declaration for such Limited Condition Transaction is terminated, expires, passes or is revoked, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test, basket, cap or threshold shall be determined or tested giving pro forma effect to such Limited Condition Transaction (and related actions and transactions).

ARTICLE 5

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither Parent, nor the Issuer, will in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their properties and assets determined on a consolidated basis to any Person, unless:

(i) Parent or the Issuer shall be the Surviving Person in such merger or consolidation, or the Surviving Person (if other than Parent or the Issuer, as applicable) formed by such merger or consolidation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be an entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia;

(ii) the Surviving Person (if other than Parent or the Issuer, as applicable) expressly assumes, by supplemental indenture in a form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, (x) in respect of the Issuer, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant in the Notes and this Indenture on the part of such Issuer to be performed or observed, and (y) in respect of Parent, the due and punctual performance and observance of all the obligations of the Parent under its Note Guarantee, as applicable, in addition to the due and punctual performance of every covenant in the Notes and this Indenture on the part of such Issuer to be performed or observed by the Parent or the Issuer, as applicable;

(iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iii) and clause (iv) below, any Indebtedness that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including giving pro forma effect to any Indebtedness and Acquired Indebtedness incurred and any repayment, repurchase, defeasance, redemption or other discharge of Indebtedness by Parent, the Issuer or the Surviving Person, as the case may be, or any of their respective Subsidiaries in connection with such transaction): (x) the Non-Securitization Debt to Equity Ratio would be equal to or less than such Non-Securitization Debt to Equity Ratio immediately prior to such transaction, (y) the Non-Securitization Senior Coverage Ratio (if applicable) would be equal to or greater than such Non-Securitization Senior Coverage Ratio immediately prior to such transaction, determined on a pro forma basis, as if any such Indebtedness had been incurred, and the application of the proceeds therefrom had occurred at the beginning of the applicable Testing Period, and (z) the Unencumbered Assets Ratio would be equal to or greater than such Unencumbered Assets Ratio prior to such transaction; and

(v) Parent or the Issuer, as applicable, shall deliver, or cause to be delivered, to the Trustee, in a form reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel (which opinion may be subject to customary assumptions, limitations and exceptions), each stating that such transaction or series of transactions and the applicable supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

(b) Neither the Parent nor the Issuer shall merge or consolidate with or into the other unless the Surviving Person is an entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and each Subsidiary Guarantor provides a guarantee on the terms set forth in this Indenture of the Issuer’s obligations with respect to the Notes.

(c) Parent shall not permit any Subsidiary Guarantor to merge or consolidate with or into any other Person (other than a merger or consolidation of a Wholly Owned Restricted Subsidiary with or into Parent, the Issuer or such Subsidiary Guarantor) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their properties and assets in any one transaction or series of transactions unless:

(i) the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger or consolidation, or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be an entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, or the jurisdiction in which such Subsidiary Guarantor was organized immediately prior to the consummation of such transaction;

(ii) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Note Guarantee;

(iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (iii) and clause (iv) below, any Indebtedness that becomes, or is anticipated to become, an obligation of the Surviving Person, Parent or any Restricted Subsidiary as a result of such transaction or series of transactions as having been incurred by the Surviving Person, Parent or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including giving pro forma effect to any Indebtedness and Acquired Indebtedness incurred and any repayment, repurchase, defeasance, redemption or other discharge of Indebtedness by Parent, the Issuer or the Surviving Person, as the case may be, or any of their respective Subsidiaries in connection with such transaction): (x) the Non-Securitization Debt to Equity Ratio would be equal to or less than such Non-Securitization Debt to Equity Ratio immediately prior to such transaction, (y) the Non-Securitization Senior Coverage Ratio (if applicable) would be equal to or greater than such Non-Securitization Senior Coverage Ratio immediately prior to such transaction, determined on a pro forma basis, as if any such Indebtedness had been incurred, and the application of the proceeds therefrom had occurred at the beginning of the applicable Testing Period, and (z) the Unencumbered Assets Ratio would be equal to or greater than such Unencumbered Assets Ratio prior to such transaction; and

(v) Parent shall deliver, or cause to be delivered, to the Trustee, in a form reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel (which opinion may be subject to customary assumptions, limitations and exceptions), each stating that such transaction or series of transactions and such Note Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

(d) The foregoing provisions of this paragraph shall not apply to any transaction or series of transactions which constitute an Asset Sale if Parent or the Issuer, as applicable, has complied with Section 4.10.

(e) For purposes of Section 5.01(a), the sale, assignment, transfer, lease, conveyance or other disposition, in a single transaction or series of related transactions, of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent, the Capital Stock of which constitutes all or substantially all of the properties and assets of Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Parent and its Subsidiaries.

(f) Any reference in this Indenture to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of, or by, a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Indenture (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(g) Notwithstanding the foregoing, Section 5.01 shall not apply to:

(i) the sale, lease or other disposition of substantially all of the assets of the Parent for purposes of this Indenture if the Fair Market Value of the assets retained by Parent exceeds 100% of the aggregate principal amount of all outstanding Notes and any other outstanding Indebtedness of Parent that ranks equally with, or senior to, the Notes with respect to such assets. This paragraph is not intended to limit Parent’s sales, leases or other dispositions of less than substantially all of its assets;

(ii) for purposes of clarity, it is understood and agreed that references under this Section 5.01 to sales, assignments, transfers, leases, conveyances or other dispositions of Mortgage Loans, portfolios of Mortgage Loans, advances, mortgage-related securities, Securitization Assets or REO Assets, or other securities or assets in the ordinary course of business or consistent with past practice shall include, without limitation, any sales, assignments, transfers, leases, conveyances or other dispositions of Mortgage Loans, portfolios of Mortgage Loans, advances, mortgage-related securities, Securitization Assets, or other securities or assets (1) that are made to any Securitization Entity for the purpose of enabling such Securitization Entity to securitize the assets so sold, assigned, transferred, leased, conveyed or disposed of or enabling such Securitization Entity to issue Non-Recourse Indebtedness secured by such, and (2) that Parent in good faith determines to be (i) in the ordinary course of business or (ii) consistent with past practice of the Parent or any of its Subsidiaries or to reflect customary or accepted practice in the businesses, industries or markets in which the Parent or any of its Subsidiaries operates or reasonably expects to operate or that reflect reasonable extensions, evolutions or developments of any of the foregoing (including, without limitation, by way of new transactions or structures), and as a result, none of the foregoing shall constitute a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of Parent’s and its Subsidiaries’ properties and assets, on a consolidated basis or otherwise, for purposes of the other paragraphs under this Section 5.01; or

(iii) any Required Asset Sale that complies with Section 4.10 of this Indenture.

(h) Any reference in this Indenture to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of, or by, a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Indenture (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 5.02. Surviving Entity Substituted(a) . The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Parent or the Issuer, as applicable, under this Indenture (or of the Subsidiary Guarantor under its Note Guarantee, as the case may be), and in the case of a sale, transfer, assignment, conveyance or other disposition of all the assets of the Parent or the Issuer (or the Subsidiary Guarantor, as applicable) as an entirety or virtually as an entirety, Parent or the Issuer (or the Subsidiary Guarantor), as applicable, will automatically be released and discharged from its obligations under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) the failure to pay interest on any Notes when the same becomes due and payable and the Default continues for a period of 30 days;

(ii) the failure to pay the principal (or premium, if any) on any Notes, when such principal (or premium, if any) becomes due and payable, at maturity, upon redemption or otherwise;

(iii) a failure by Parent or any of its Restricted Subsidiaries to comply with the provisions described in Section 4.14 or Section 5.01 of this Indenture;

(iv) a Default in the observance or performance of any other covenant or agreement contained in this Indenture and such Default continues for a period of 60 days (or, in the case of Section 4.03, 180 days) after the Issuer or Parent receives written notice specifying the Default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25.0% of the then outstanding principal amount of all Notes issued under this Indenture;

(v) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Securitization Indebtedness and Non-Recourse Indebtedness) of Parent or any Restricted Subsidiary of Parent, or the acceleration of the final stated maturity of any such Indebtedness due to an event of default thereunder if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates at least the greater of $50.0 million or 0.7% of Total Assets at any time; provided that in connection with any series of convertible or exchangeable securities (x) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (y) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (z) the rights of holders of such securities to require any repurchase by Parent or any Restricted Subsidiary of Parent of such securities in cash shall not, in itself, constitute an Event of Default under this clause (v);

(vi) one or more judgments in an aggregate amount in excess of at least the greater of $50.0 million or 0.7% of Total Assets shall have been rendered against Parent or any of Parent’s Restricted Subsidiaries that is a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a solvent and unaffiliated insurance company has acknowledged coverage of such judgments in writing);

(vii) Parent, the Issuer or any of Parent’s Restricted Subsidiaries that is a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Parent, Issuer or any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which Parent, Issuer, any such Restricted Subsidiary or any such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Parent, Issuer or any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of Parent, Issuer, any such Restricted Subsidiary or any such group of Restricted Subsidiaries; or

(C) orders the liquidation of Parent, Issuer or any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(ix) the Note Guarantee of Parent or any Subsidiary Guarantor that is a Significant Subsidiary of Parent (or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Issuer, Parent or any Subsidiary Guarantor that is a Significant Subsidiary of Parent (or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Note Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or, in the case of a Note Guarantee by a Subsidiary Guarantor, the release of any such Note Guarantee in accordance with this Indenture.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (v) of Section 6.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the Default triggering such Event of Default pursuant to Section 6.01(v) shall be remedied or cured by Parent or the applicable Restricted Subsidiary of Parent or waived by the Holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

SECTION 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (vii) of Section 6.01 with respect to Parent or the Issuer) shall occur and be continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes issued under this Indenture may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes issued under this Indenture to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the Notes shall become immediately due and payable.

(b) If an Event of Default specified in clause (vii) or clause (viii) of Section 6.01 with respect to Parent or the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, or accrued and unpaid interest on all of the then outstanding Notes issued under this Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration with respect to the Notes as described in Section 6.02(a) or 6.02(b), the Holders of a majority in principal amount of all Notes issued under this Indenture may rescind and cancel such declaration and its consequences:

(i) if the rescission would not conflict with any judgment or decree;

(ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iv) if the Issuer has paid the Trustee (including its agents and counsel) its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(v) in the event of the cure or waiver of an Event of Default of the type described in clause (vii) or (viii) of Section 6.01, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default under this Indenture and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall affect any subsequent or other Default or impair any right consequent thereto.

SECTION 6.05. Control by Majority. Subject to all provisions of this Indenture and applicable law, the Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (provided, however, that the Trustee shall not have an affirmative obligation to make a determination as to whether or not any direction is unduly prejudicial to the rights of any other Holder of a Note) or that would involve the Trustee in personal liability.

SECTION 6.06. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder of a Note to receive payment of principal, premium, if any, or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.07. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, or interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.08. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.09. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.10. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.11. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including any Guarantor), its creditors or its property and shall be entitled and empowered to participate as members in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable and documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.12. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.06, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

SECTION 6.13. Trustee May Enforce Claims without Possession of Notes. All rights of action and claims under this Indenture, any of the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery or judgment, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, shall be for the ratable benefit of each and every Holder of a Note in respect of which such judgment has been recovered.

SECTION 6.14. Limitation on Suits. Subject to Section 6.06, no Holder may pursue any remedy with respect to this Indenture, any of the Notes unless:

(a) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b) Holders of at least 25.0% of the then outstanding principal amount of all Notes issued under this Indenture have requested the Trustee to pursue the remedy;

(c) Holders have offered, and, if requested, provided the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of Notes may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder.

SECTION 6.15. Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(a) FIRST, to the Trustee, each Agent, their agents and attorneys for amounts due under this Indenture, including payment of all fees, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(b) SECOND, to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, or interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, or interest, respectively; and

(c) THIRD, to the Issuer or to such party as a court of competent jurisdiction shall direct including any Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.15.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, of which a Responsible Officer of the Trustee has actual knowledge or has received written notice thereof as provided in Section 7.02(g), the Trustee shall exercise such rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision of this Indenture are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered, and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, or other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate of the Issuer or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and states it is a “Notice of Event of Default.”

(h) In no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in its capacity hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) [Reserved].

(k) The Trustee may request that the Issuer and any Guarantor deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty.

(m) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(n) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such Holders shall have offered, and if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(o) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(p) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than, with respect to the Trustee, the Trustee’s certificate of authentication. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Indenture.

SECTION 7.05. Notice of Defaults. If an Event of Default occurs and is continuing and if it is actually known to the Responsible Officer of the Trustee, the Trustee shall send to Holders of Notes a notice of the Event of Default within 90 days after it obtains actual knowledge thereof. Except in the case of an Event of Default relating to the payment of principal, premium, if any, or interest, if any, on any Note, the Trustee may withhold from the Holders notice of any continuing Event of Default if and so long as a Responsible Officer in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is such an Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, references the Notes, references this Indenture and indicates it is a “Notice of Event of Default.”

SECTION 7.06. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for their acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all documented disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable fees, disbursements and reasonable expenses of the Trustee’s agents and counsel.

The Issuer and Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents, and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including reasonable and documented attorneys’ fees and expenses) incurred by them in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 7.06)), or defending themselves against any claim whether asserted by any Holder, the Issuer, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of their powers or duties hereunder. The Trustee shall notify the Issuer promptly of any third-party claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s, as applicable, own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable order).

Notwithstanding the provisions of Section 4.12, to secure the payment obligations of the Issuer and Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee from the Issuer or any Guarantor, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(vii) or (viii) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The obligations of the Issuer under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, payment of the Notes Obligations in full or the earlier resignation or removal of the Trustee.

SECTION 7.07. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09 of this Indenture or Section 310(a) of the Trust Indenture Act;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

SECTION 7.08. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, sells or transfers all or substantially all of its corporate trust business to, another entity, the successor entity without any further act shall be the successor Trustee and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor.

SECTION 7.09. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee is subject to the Trust Indenture Act Section 310(b).

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 be deemed to have been discharged from their obligations with respect to all outstanding Notes and any Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture, including those of Guarantors (and the Trustee, at the request and expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments under Article 2 of this Indenture and money for security payments held in trust;

(c) the rights, powers, trusts, duties, indemnities and immunities of the Trustee and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17 and Section 5.01(a)(iv) and Section 5.01(c)(iv) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(iv) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(v), 6.01(vi), 6.01(vii) (solely with respect to any Restricted Subsidiary of Parent (other than the Issuer) that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary), 6.01(viii) (solely with respect to any Restricted Subsidiary of Parent (other than the Issuer) that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together (as of the latest audited consolidated financial statements for Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary) and 6.01(ix) shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and interest, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Issuer has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date);

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel in the United States confirming that, subject to customary assumptions and exclusions:

(i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) (and the incurrence of Liens associated with any such borrowings));

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Parent or any of the Restricted Subsidiaries of Parent is a party or by which Parent or any of the Restricted Subsidiaries of Parent is bound;

(f) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and

(g) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) of this Section 8.04 with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year or on a redemption date that is within one year of the maturity date under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or any Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time, upon the written request of the Issuer, any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer. Subject to any abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, and interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, and interest has become due and payable shall be paid to the Issuer upon its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any Dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer make any payment of principal of, premium, if any, and interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02, the Issuer, the Guarantors and the Trustee, without the consent of the Holders, may amend or supplement this Indenture or the Notes from time to time to:

(a) cure any mistakes, ambiguities, defects or inconsistencies;

(b) provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c) provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Issuer or such Guarantor, as the case may be, pursuant to Article 5 of this Indenture;

(d) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder of the Notes (as determined by the Issuer in good faith and as evidenced in an Officer’s Certificate) or to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(e) comply with the rules of any applicable securities depository;

(f) provide for the issuance of Additional Notes issued after the Issue Date in accordance with the limitations set forth in this Indenture;

(g) allow the Issuer or any new Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to effect the release of any Subsidiary Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);

(h) provide for the issuance of exchange Notes or private exchange notes;

(i) conform the text of this Indenture, the Note Guarantees and the Notes to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to conform to a provision of this Indenture, the Note Guarantees and the Notes (as evidenced in an Officer’s Certificate);

(j) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof; or

(k) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of the Holders to transfer Notes.

In connection with the execution of any such amendment, the Trustee, as applicable, will be entitled to conclusively rely, and shall be fully protected in acting upon, such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel and Officer’s Certificate.

Upon the request of the Issuer accompanied by resolutions of its Board of Directors authorizing the execution of any such amendment or supplement, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Issuer and Guarantors in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Issuer, Guarantors and Trustee may amend or supplement this Indenture, the Notes and any Note Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.06, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or any Note Guarantees may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), except that, without the consent of each Holder affected thereby, no amendment under this Section 9.02 may:

(a) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest once due, on any Notes;

(c) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor (other than the provisions relating to Sections 4.10 and 4.14);

(d) make any Notes payable in money other than that stated in the Notes;

(e) make any change in the contracted right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment;

(f) waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(g) after the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto;

(h) modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes as to right of payment or payment priority in a manner which adversely affects the Holders;

(i) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(j) make any change in the preceding amendment and waiver provisions (except pursuant to Section 9.01).

In connection with the execution of an amendment or supplement to this Indenture, the Trustee shall be entitled to receive and fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to such amendment or supplement have been satisfied, that such amendment or supplement is authorized or permitted by this Indenture, and, with respect to such Opinion of Counsel, that the amendment or supplement constitutes the Issuer’s and the Guarantors’ legal, valid and binding obligation, enforceable against us in accordance with its terms.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Issuer and Guarantors, if applicable, in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purposes of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05. Notation on or Exchange of Notes. The Issuer may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver to this Indenture or the Notes, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate of the Issuer and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee (other than as required in accordance with Section 4.15) to execute any supplemental indenture substantially in the form of Exhibit E, adding a new Guarantor under this Indenture if such supplemental indenture is entered into pursuant to Section 9.01, and the Trustee shall be fully protected in conclusively relying upon an Officer’s Certificate stating that the execution of such supplemental indenture is authorized or permitted by Section 9.01 of this Indenture.

ARTICLE 10

NOTE GUARANTEES

SECTION 10.01. Note Guarantee. Subject to this Article 10, each of the Guarantors that joins this Indenture pursuant to Section 4.15 or otherwise hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and accrued and unpaid interest on the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent it may lawfully do so) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged except by full payment or complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, each Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of this Indenture for the purposes of each Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of this Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of each Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Trustee and Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future unsubordinated indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law or fraudulent conveyance laws to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited as necessary (i) to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, and (ii) with respect to any Restricted Subsidiary that is a regulated entity in order for such Restricted Subsidiary to be able to provide a Note Guarantee and also comply with any applicable Agency Requirements, including, but not limited to, minimum net worth or capital requirements. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery. To evidence its Note Guarantee set forth in Section 10.01, each Guarantor that becomes a Guarantor after the Issue Date hereby agrees that a supplemental indenture attached hereto as Exhibit E or its signature to this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on a supplemental indenture attached hereto as Exhibit E no longer holds that office at the time the Trustee authenticates the Note, such Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Issuer shall cause any newly created or acquired Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

SECTION 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. [Reserved].

SECTION 10.07. Release of Note Guarantees. A Note Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuer or the Trustee is required for the release of such Subsidiary Guarantor’s Note Guarantee (other than delivery of the Officer’s Certificate referred to in this Section 10.07), in the following circumstances:

(a) in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary of Parent, if the sale or other disposition complies with Section 4.10 and Article 5 of this Indenture;

(b) in connection with any sale, transfer or other disposition of all of the Capital Stock of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary of Parent, if the sale or other disposition does not violate Section 4.10 and Article 5 of this Indenture;

(c) if Parent designates any Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.17; or

(d) upon Legal Defeasance or Covenant Defeasance pursuant to Article 8 or satisfaction and discharge of this Indenture pursuant to Article 11.

In connection with any such release, the Issuer shall deliver to the Trustee an Officer’s Certificate of such Guarantor confirming the effective date of such release and stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes and certain rights of the Trustee, as expressly provided for in this Indenture) as to all Notes Obligations when:

(a) either:

(i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of sending of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer, and the Issuer or any other Person on behalf of the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraised firm (insofar as any

Government Securities are included), to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b) the Issuer or any Guarantor has paid all other sums payable under this Indenture by the Issuer; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (a)(ii) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.

SECTION 11.02. Application of Trust Money. Subject to the provisions of Section 8.06, all funds deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or any Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, and interest for which payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any funds in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the funds held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), PDF transmission, fax or overnight air courier guaranteeing next day delivery, to the others’ address;

If to the Issuer or Guarantor:

Velocity Financial, Inc.

Velocity Commercial Capital, LLC

2945 Townsgate Road, Suite 110

Westlake Village, CA 91361

Attention: Chief Legal Officer and Secretary

Email: rkelly@velfinance.com

If to the Trustee:

U.S. Bank Trust Company, National Association

Global Corporate Trust Services

1 California Street., Suite 2600

San Francisco, CA 94111

Email: david.jason@usbank.com

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address (or, in the case of Global Notes, all in accordance with the Applicable Procedures) shown on the register kept by the Registrar.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it; provided that any notices or communications to the Trustee shall be deemed effective only upon actual receipt thereof.

If the Issuer sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

The Trustee agrees to accept and act upon notices, instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer or the Guarantors elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions, notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer and the Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

SECTION 12.02. Communication by Holders of Notes with Other Holders of Notes. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

SECTION 12.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors, if any, to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) an Officer’s Certificate reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 12.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.06. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Issuer or any of the Guarantors shall have any liability for any obligation of the Issuer or any of the Guarantors, respectively, under the Notes, the Note Guarantees, or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantee. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.07. Governing Law; Consent to Jurisdiction and Service. THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY NOTE GUARANTEE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. Each of the parties hereto agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it, and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment, provided that service of process is effected upon it in the manner specified herein or as otherwise permitted by law. To the extent the Issuer or any Guarantor, if any, has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

SECTION 12.08. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.09. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, pandemics, epidemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.10. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.11. Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor, if any, in this Indenture shall bind its successors.

SECTION 12.12. Severability; Entire Agreement. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Indenture, the exhibits hereto, the Notes and the other documents contemplated hereby and thereby set forth the entire agreement and understanding of the parties related to this transaction and supersede all prior agreements and understandings, oral or written.

SECTION 12.13. Counterpart Originals. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile shall be deemed to be their original signatures for all purposes. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law, e.g., “DocuSign,” “Orbit” or “.pdf” signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee, pursuant to procedures approved by the Trustee.

SECTION 12.14. Table of Contents, Headings, etc. The Table of Contents, Cross Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.15. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the applicable requirements of the U.S.A. Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

VELOCITY COMMERCIAL CAPITAL, LLC, as Issuer

By:	/s/ Mark R. Szczepaniak
Name: Mark R. Szczepaniak
Title: Chief Financial Officer

[Signature Page to Indenture]

VELOCITY FINANCIAL, INC., as Guarantor

By:	/s/ Mark R. Szczepaniak
Name: Mark R. Szczepaniak
Title: Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Jason
Name: David Jason
Title: Vice President

[Signature Page to Indenture]

Exhibit A

FORM OF NOTE

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]1

[Insert the Regulation S Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Definitive Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

[1]

This Private Placement Legend shall be deemed removed from the Note if and when (i) the Issuer delivers, pursuant to Section 2.06(g)(v) of the Indenture, the Free Transferability Certificate and (ii) this Note is identified by the CUSIP and ISIN numbers set forth in the Free Transferability Certificate in accordance with the Applicable Procedures of DTC.

CUSIP [   ]

ISIN [   ]2

[RULE 144A][REGULATION S][IAI] GLOBAL NOTE

9.375% Senior Notes due 2031

No. [RA-][RS-][RIAI]-[•]	[Initially][$ ]

VELOCITY COMMERCIAL CAPITAL, LLC

VELOCITY COMMERCIAL CAPITAL, LLC, a California limited liability company (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to [    ][CEDE & CO.], or its registered assigns, the principal sum [of     United States Dollars][as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] on February 15, 2031.

Interest Payment Dates: February 15 and August 15 of each year, commencing on August 15, 20263

Record Dates: February 1 and August 1

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

[Signature Page Follows]

[2]	Rule 144A Note CUSIP / ISIN: 92259R AE5 / US92259RAE53

Regulation S Note CUSIP / ISIN: U92559 AA8 / USU92559AA86

IAI Global Note CUSIP / ISIN: 92259R AF2 / US92259RAF29

If and when (i) the Issuer delivers, pursuant to Section 2.06(g)(v) of the Indenture, the Free Transferability Certificate and (ii) this Note is identified by the CUSIP and ISIN numbers set forth in the Free Transferability Certificate in accordance with the Applicable Procedures of DTC, from and after such time this Note will be deemed to be identified by such CUSIP and ISIN numbers.

[3]	With respect to the Initial Notes.

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed as of the [____] day of [_________], 202[_].

VELOCITY COMMERCIAL CAPITAL, LLC

By:
Name:
Title:

This is one of the 9.375 % Senior Notes due 2031 referred to in the within mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Date: [________], 202[_]

[REVERSE OF NOTE]

9.375% Senior Notes due 2031

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. The Issuer shall pay interest on the principal amount of this Note at the rate of 9.375% per annum semiannually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be August 15, 20264. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on February 1 or August 1 (each, a “Record Date”) (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in the Indenture with respect to defaulted interest. Payment of interest will be made at the Trustee’s Corporate Trust Office in the United States, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least ten Business Days prior to such date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially the Trustee will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. Each of the Issuer, Parent or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of January 30, 2026 (as amended, modified or supplemented from time to time, the “Indenture”), between the Issuer, Velocity Financial Inc., a Delaware corporation (the “Parent”), any other Guarantors from time to time party thereto (together, with Parent, the “Guarantors”) and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 9.375% Senior Notes due 2031. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 of the Indenture, subject to Section 4.09 the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[4]	With respect to the Initial Notes.

5. OPTIONAL REDEMPTION.

(a) This Note is subject to the optional redemption provisions set forth in Section 3.07 of the Indenture.

(b) Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.

(c) In addition to the Issuer’s rights to redeem Notes pursuant to Section 3.07 of the Indenture, the Issuer may at any time and from time to time purchase Notes in open-market transactions, tender offers or otherwise.

6. MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control Triggering Event or certain Asset Sales, the Issuer shall be required to offer to purchase the Notes, on the terms and subject to the conditions and limitations specified in the Indenture.

8. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not validly withdrawn) for purchase, except for the unredeemed or unpurchased portion of any Note being redeemed or purchased in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes is to be redeemed.

9. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

10. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, any Note Guarantees and the Notes may be amended or supplemented as provided in the Indenture.

11. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing and is actually known by or written notice thereof has been received by a Responsible Officer of the Trustee, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all of the Notes to be due and payable by notice in writing to the Issuer and the Trustee on the terms and subject to the conditions and limitations specified in the Indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency set forth in clauses (vii) and (viii) of Section 6.01 of the Indenture, all outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the Notes or any Note Guarantees except as provided in the Indenture.

12. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

13. GOVERNING LAW. THE NOTES, THE INDENTURE AND ANY NOTE GUARANTEES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE NOTES, THE INDENTURE OR ANY NOTE GUARANTEES, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption, Change of Control Offers and Asset Sale Offers as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any such notice and reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or repurchase pursuant to a Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers.

15. NOTE GUARANTEE. The Issuer’s obligations under the Notes will be fully and unconditionally guaranteed, jointly and severally by Parent and any other Guarantors who from time to time become parties to the Indenture as Guarantors, to the extent set forth in the Indenture. The Issuer’s obligations under the Notes will be fully and unconditionally guaranteed, jointly and severally, by any Guarantors that execute a supplement to the Indenture, setting forth such Note Guarantee.

16. ADDITIONAL INFORMATION. The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Velocity Commercial Capital, LLC

2945 Townsgate Road, Suite 110

Westlake Village, California 91361

Attention: Chief Legal Officer and Secretary

ASSIGNMENT FORM

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note

to:_______________________________________________________

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box below:

[ ]Section 4.10 [ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$ __________________________

Date: _________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:______________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $ . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

[[FORM OF NOTATION ON NOTE RELATING TO NOTE GUARANTEE]

THE OBLIGATIONS OF THE GUARANTOR TO THE HOLDERS OF THE NOTES PURSUANT TO THE NOTE GUARANTEE AND THE INDENTURE DATED AS OF JANUARY 30, 2026, AMONG VELOCITY COMMERCIAL CAPITAL, LLC, VELOCITY FINANCIAL, INC. AND THE TRUSTEE NAMED THEREIN (THE “INDENTURE”) ARE EXPRESSLY SET FORTH IN ARTICLE 10 AND SECTION 4.15 OF THE INDENTURE, ANY SUPPLEMENT TO THE INDENTURE AND REFERENCE IS HEREBY MADE TO SUCH INDENTURE FOR THE PRECISE TERMS OF THE NOTE GUARANTEE. THE TERMS OF THE INDENTURE, INCLUDING WITHOUT LIMITATION ARTICLE 10 AND SECTION 4.15 OF THE INDENTURE AND ANY SUPPLEMENT TO THE INDENTURE, ARE INCORPORATED HEREIN BY REFERENCE.]

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

Velocity Financial, Inc.

Velocity Commercial Capital, LLC

2945 Townsgate Road, Suite 110

Westlake Village, CA 91361

Attention: Chief Legal Officer and Secretary

If to the Trustee:

U.S. Bank Trust Company, National Association

Global Corporate Trust Services

1 California Street., Suite 2600

San Francisco, CA 94111

Email: david.jason@usbank.com

Re: 9.375% Senior Notes due 2031

Reference is hereby made to the Indenture, dated as of January 30, 2026 ([as supplemented,] the “Indenture”), among the Issuer, the Guarantor and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE IAI GLOBAL NOTE OR THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

(b) [ ] such Transfer is being effected to the Issuer or a Subsidiary thereof;

(c) [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

(d) [ ] such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _________________

ANNEX A TO CERTIFICATE OF TRANSFER

The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP: 92259R AE5), or

(ii)	[ ] Regulation S Global Note (CUSIP: U92559 AA8), or

(iii)	[ ] IAI Global Note (CUSIP: 92259R AF2), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP: 92259R AE5), or

(ii)	[ ] Regulation S Global Note (CUSIP: U92559 AA8), or

(iii)	[ ] IAI Global Note (CUSIP: 92259R AF2), or

(iv)	[ ] Unrestricted Global Note ([ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

Exhibit C

FORM OF CERTIFICATE OF EXCHANGE

c/o Velocity Commercial Capital, LLC

2945 Townsgate Road, Suite 110

Westlake Village, California 91361

U.S. Bank Trust Company, National Association

Global Corporate Trust Services

1 California Street., Suite 2600

San Francisco, CA 94111

Email: david.jason@usbank.com

Re: 9.375% Senior Notes due 2031

Reference is hereby made to the Indenture, dated as of January 30, 2026 ([as supplemented,] the “Indenture”), among the Issuer, the Guarantor and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

    (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that;

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note, [ ] Regulation S Global Note, [ ] IAI Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated    .

[Insert Name of Transferor]

By:
Name:
Title:

Date: _______________

Exhibit D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Velocity Financial, Inc.

Velocity Commercial Capital, LLC

2945 Townsgate Road, Suite 110

Westlake Village, CA 91361

Attention: Chief Legal Officer and Secretary

U.S. Bank Trust Company, National Association

Global Corporate Trust Services

1 California Street., Suite 2600

San Francisco, CA 94111

Email: david.jason@usbank.com

Re: 9.375% Senior Notes due 2031

Reference is hereby made to the Indenture, dated as of January 30, 2026 ([as supplemented,] the “Indenture”), among the Issuer, the Guarantor and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act.

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

D-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: _______________________

D-2

Exhibit E

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT

GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of    , 202 among      (the “Guaranteeing Subsidiary”), a subsidiary of Velocity Financial, Inc, a Delaware corporation (“Parent”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and Parent have heretofore executed and delivered to the Trustee an indenture, dated as of January 30, 2026 (as amended, modified or supplemented from time to time, the “Indenture”), providing for the issuance of 9.375% Senior Notes due 2031 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 and Section 4.15 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(4) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary), respectively, under the Notes, the Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantees. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6) Counterpart Originals. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law, e.g., “DocuSign,” “Orbit” or “.pdf” signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(7) Effect of Headings. The Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise set forth in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its respective successors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exhibit F

FORM OF FREE TRANSFERABILITY CERTIFICATE

[Date]

Velocity Financial, Inc.

Velocity Commercial Capital, LLC

2945 Townsgate Road, Suite 110

Westlake Village, CA 91361

Attention: Chief Legal Officer and Secretary

U.S. Bank Trust Company, National Association

Global Corporate Trust Services

1 California Street., Suite 2600

San Francisco, CA 94111

Email: david.jason@usbank.com

Re: 9.375% Senior Notes due 2031

Reference is hereby made to the Indenture, dated as of January 30, 2026 (as supplemented, the “Indenture”), among the Issuer, the Guarantor and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

Whereas the 9.375% Senior Notes due 2031 (the “Notes”) have become freely tradable without restrictions by non-affiliates of the Issuer pursuant to Rule 144(b)(1) under the Securities Act, in accordance with Section 2.06(g)(vii) of the Indenture, pursuant to which the Notes were issued, the Issuer hereby instructs you that:

(i) the Private Placement Legend described in Section 2.06(g)(vii) of the Indenture and set forth on the Notes shall be deemed removed from the Notes, in accordance with the terms and conditions of the Notes and as provided in the Indenture, without further action on the part of Holders; and

(ii) the restricted CUSIP number and restricted ISIN number for the Notes shall be deemed removed from the Notes and replaced with the unrestricted CUSIP number ([ ]) and unrestricted ISIN number ([ ]), respectively, set forth therein, in accordance with the terms and conditions of the Notes and as provided in the Indenture, without further action on the part of Holders.

[Signature Pages Follow]

F-1

VELOCITY COMMERCIAL CAPITAL, LLC

By:
Name:
Title:

F-2